Exhibit 10.1

AGREEMENT FOR TRANSFER

OF

OWNERSHIP INTERESTS

between

Vaughan Mills Advisory Services, Inc., a Delaware corporation,

as sole trustee of

Vaughan Mills Irrevocable Grantor Trust,

a Virginia irrevocable grantor trust,

Vaughan Mills Residual Inc.,

an Ontario corporation,

Vaughan Mills Advisory Services, Inc.,

a Delaware corporation,

St. Enoch, L.L.C.,

a Delaware limited liability company,

Mills Global Investments of UK, L.L.C.,

a Delaware limited liability company, and

Mills Global Services of UK Limited

a company organized under the laws of England and Wales,

collectively, as transferors

and

Ivanhoe Cambridge II Inc., an Ontario corporation, and

4352769 Canada Inc., a Canada corporation

collectively as transferees

Dated: As of October 4, 2006

AGREEMENT FOR TRANSFER OF OWNERSHIP INTERESTS

THIS AGREEMENT FOR TRANSFER OF OWNERSHIP INTERESTS (this “Agreement”) is made and dated as of the 4th day of October, 2006, by and among VAUGHAN MILLS ADVISORY SERVICES, INC., a Delaware corporation (“Vaughan Advisory”), as sole trustee of Vaughan Mills Irrevocable Grantor Trust, a Virginia irrevocable grantor trust (the “Vaughan Trust”), VAUGHAN MILLS RESIDUAL INC., an Ontario corporation (“Vaughan Residual”), ST. ENOCH, L.L.C., a Delaware limited liability company (“St. Enoch LLC”), MILLS GLOBAL INVESTMENTS OF UK, L.L.C., a Delaware limited liability company (“Mills UK”), MILLS GLOBAL SERVICES OF UK LIMITED, a company organized under the laws of England and Wales (“Mills Global”), each having an office at c/o The Mills Corporation, 5425 Wisconsin Avenue, Suite 500, Chevy Chase, Maryland 20815, and IVANHOE CAMBRIDGE II INC., an Ontario corporation (“Ivanhoe II”) and 4352769 CANADA INC. (“Ivanhoe Newco”) each having an office at Centre CDP Capital, 1001 Square Victoria, Suite C-500, Montréal (Québec), Canada H2Z 2B5.

RECITALS

A. The Vaughan Trust owns a 50% undivided tenant-in-common beneficial interest in the Vaughan Mills Property which is registered in the name of its sole trustee, Vaughan Advisory.

B. Ivanhoe II owns the remaining 50% undivided tenant-in-common interest in the Vaughan Mills Property that is not currently owned by the Vaughan Trust.

C. Vaughan Residual owns a 50% undivided tenant-in-common beneficial interest in the Vaughan Mills Peripheral Property which is registered in the name of Vaughan Advisory.

D. Ivanhoe II owns the remaining 50% undivided tenant-in-common interest in the Vaughan Mills Peripheral Property that is not currently owned by Vaughan Residual.

E. The Vaughan Mills Property and the Vaughan Mills Peripheral Property together constitute the shopping center known as Vaughan Mills in Ontario, Canada (the “Vaughan Mills Shopping Centre”).

F. The Vaughan Trust owns 50 common shares (the “Mills VMSCC Shares”) in Vaughan Mills Shopping Centre Corporation, a Nova Scotia unlimited liability corporation (“VMSCC”), which leases the Vaughan Mills Property from Vaughan Advisory, as sole trustee of the Vaughan Trust, and Ivanhoe II, as tenants-in-common, pursuant to the Vaughan Mills Building Lease.

G. Ivanhoe II owns the remaining 50 common shares in VMSCC that are not owned by the Vaughan Trust.

H. St. Enoch LLC owns 20,375.50 units (the “Mills Trust Units”) in St. Enoch Centre Unit Trust, a unit trust scheme pursuant to Article 7(3) of the Trusts (Jersey) Law, 1984 (as amended) (the “St. Enoch Trust”) that owns the St. Enoch Property.

I. Canada Inc. owns the remaining 20,375.50 units in the St. Enoch Trust that are not currently owned by St. Enoch LLC.

J. Mills UK owns 500 ordinary “A” shares (the “Mills Trustee Shares”) in St. Enoch Trustee Company Limited (“St. Enoch Trustee”), a company organized under the laws of Jersey (Channel Islands), which is the trustee of the St. Enoch Trust.

K. Ivanhoe owns the remaining 500 ordinary “B” shares in St. Enoch Trustee owned by Mills UK.

L. The St. Enoch Property constitutes the shopping centre known as St. Enoch in Glasgow, Scotland.

M. The Mills Transferors desire to sell the Mills Interests (as hereinafter defined) to the Ivanhoe Transferee and the Ivanhoe Transferee desires to purchase the Mills Interests, all subject to and on the terms and conditions more particularly set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Definitions. For purposes of this Agreement, the term(s):

1.1. “Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly Controls, or is Controlled by, or is under common Control with, such first Person, provided that no Joint Entity shall be considered to be an Affiliate of any of the Mills Transferors or any Ivanhoe Transferee for purposes of this definition. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and decision-making of a Person.

1.2. “Aggregate Termination Payments” has the meaning set forth in Section 2.12(b).

1.3. “Agreement” has the meaning set forth in the introductory paragraph hereto.

1.4. “Applicable Laws” means all statutes, laws, by-laws, regulations, ordinances, orders and requirements of any Governmental Authority having jurisdiction.

1.5. “Applicable Rate” means, at any particular time, the lesser of (x) four hundred (400) basis points above the “prime rate”, as published by the Wall Street Journal, or (y) the maximum rate permitted by Applicable Laws at such time.

1.6. “Arrears” has the meaning set forth in Section 2.3(i).

1.7. “Balance” means the Purchase Price as adjusted pursuant to Sections 2.2(a) and 2.3.

1.8. “Bankruptcy Code” means 11 U.S.C. Section 101 et seq., or any statute of similar nature or purpose under United States, Canadian, British, European Union or other laws.

1.9. “Basket Amount” means Two Hundred and Fifty Thousand Dollars (US$250,000).

1.10. “Bulk Sales Act” means the Bulk Sales Act (Ontario).

1.11. “Bulk Sales Indemnity” means an indemnity from the Mills Transferors and TMLP jointly and severally indemnifying and saving harmless all Persons comprising the Ivanhoe Transferee from all Claims incurred, suffered or sustained by the Ivanhoe Transferee as a result or arising out of non-compliance by the Mills Transferors with the provisions of the Bulk Sales Act (or any amendments thereto).

1.12. “Business Day” means any day other than a Saturday, Sunday or a statutory holiday in any of Toronto, Ontario, Glasgow, Scotland, Jersey, Channel Islands, or New York, New York.

1.13. “Canada Inc.” means 4259050 Canada Inc.

1.14. “Chattels” means all equipment, inventory, vehicles, furniture, supplies and other chattels or tangible personal property located at or in any Property or used in the maintenance, repair and operation of any Property (including, without limitation, all computer hardware and software and all operating manuals in respect of any equipment (other than Excluded Management Assets)) other than such property which is owned by any Tenant.

1.15. “Claims” means all past, present and future claims, complaints, suits, proceedings, liabilities, obligations, losses, damages, penalties, judgments, awards, costs, expenses, fines, disbursements, reasonable legal fees and disbursements, interest, demands and actions of any nature or any kind whatsoever.

1.16. “Closing” means the completion of the Transactions.

1.17. “Closing Adjustment Date” means August 31, 2006.

1.18. “Closing Adjustments” means the adjustments to the Purchase Price provided for in Sections 2.1(f), 2.2(a), 2.3 and 2.12(b).

1.19. “Closing Date” means the date of Closing.

1.20. “Closing Deliveries Escrow Agent” means Davies Ward Phillips & Vineberg LLP or, in the case of the deliveries in respect of the Mills Trustee Shares, the Mills St.

Enoch Inter-Company Loans, the Mills Trust Units and related Mills Interests, Paul, Hastings, Janofsky & Walker (Europe) LLP.

1.21. “Closing Deliveries Escrow Agreement” means an escrow agreement pursuant to which all Closing Documents are held in escrow pending completion of the Closing, in the form to be agreed upon by the Mills Transferors, the Ivanhoe Transferee and the Closing Deliveries Escrow Agent, each acting reasonably.

1.22. “Closing Documents” means the agreements, instruments and other deliveries to be delivered by the Ivanhoe Transferee or its solicitors (or by either of them) pursuant to Section 4.2 and the agreements, instruments and other deliveries to be delivered by the Mills Transferors or their solicitors (or either of them) pursuant to Section 4.1.

1.23. “Competition Act” means the Competition Act (Canada).

1.24. “Contracts” means: (i) all contracts and agreements with Third Parties (other than Leases and policies of insurance) relating exclusively to any of the Properties to which any one or more of the Mills Transferors or the Joint Entities is a party or by which any one or more of the Mills Transferors, the Joint Entities or the Properties are bound in connection with the development, servicing, ownership, management, maintenance, operation, cleaning, security, protection or servicing of any of the Properties (including, without limitation, the Savills Agreement), and (ii) all of the Mills Service Contracts and all Designated Contracts, if any; without limiting the foregoing, it is confirmed that none of the Management Arrangements, the Operative Agreements, the St. Enoch Loan Documents and/or the Vaughan Mills Loan Documents constitutes a Contract.

1.25. “Cut-Off Date” means the last Business Day prior to the date of this Agreement.

1.26. “DB Agreement” has the meaning set forth in Section 3.2(c).

1.27. “Designated Contracts” has the meaning set forth in Section 2.12(a).

1.28. “Deutsche Bank” means Deutsche Bank AG London.

1.29. “Employees” means the St. Enoch Employees and the Vaughan Mills Employees, collectively.

1.30. “Employee Information” means all files (other than health records) relating to any of the Vaughan Mills Employees or the St. Enoch Employees in the possession of the Mills Transferors or their Affiliates.

1.31. “Employee Plans” means any insurance plans providing for disability, hospitalization, healthcare, medical or dental treatments or expenses, life insurance, accidental death and dismemberment insurance, death or survivor’s benefits and supplementary employment insurance, in each case regardless of whether or not such benefits are insured or self-insured, which are maintained, or otherwise contributed to or required to be contributed to in respect of any of the Employees.

1.32. “Encumbrances” means, in the case of any given assets or property (whether tangible or not), all mortgages, pledges, charges, liens, debentures, hypothecs, trust deeds, assignments by way of security, security interests, conditional sales contracts or other title retention agreements or similar interests or instruments charging, or creating a security interest in, such assets or property or any part thereof or interest therein, and any agreements, Leases, options, easements, rights of way, restrictions, executions or other encumbrances (including notices or other registrations in respect of any of the foregoing) affecting title to such assets or property or any part thereof.

1.33. “Escrowed Amount” has the meaning set forth in Section 2.2(c).

1.34. “Escrowed Funds Agreement” means an escrow agreement pursuant to which the Escrowed Amount is held in escrow in accordance with Section 2.2(c) hereof, which agreement shall be in the form attached hereto as Schedule T.

1.35. “Escrowed Funds Escrow Agent” means Davies Ward Phillips & Vineberg LLP.

1.36. “Excise Act” means the Excise Tax Act (Canada), as the same may be amended from time to time.

1.37. “Excluded Management Assets” means the software applications listed on Schedule P.

1.38. “Existing Breach” means any breach of the Property Representations caused by, or arising out of, any action, event, circumstance, fact or document that has occurred on or before, or is in existence as of, the Cut-Off Date.

1.39. “Existing Debt” means, collectively, the St. Enoch Debt and the Vaughan Mills Debt.

1.40. “Final Adjustment Date” has the meaning set forth in Section 2.3(f).

1.41. “Goldman Loan Agreement” means that certain Credit and Guaranty Agreement, dated as of May 19, 2006, among TMLP, as borrower, Mills Corp., certain of its Subsidiaries, various lenders set forth therein, and Goldman Sachs, as administrative agent, collateral agent, lead arranger, and syndication agent, and all other documents executed in connection therewith, as the same may be amended.

1.42. “Goldman Sachs” means Goldman Sachs Mortgage Company.

1.43. “Governmental Authority” means any government, legislature, municipality, regulatory authority, agency, commission, department, board or court or other law, regulation or rule-making entity (including, without limitation, a Minister of the Crown).

1.44. “GST” means goods and services tax payable pursuant to the Excise Act.

1.45. “GST Undertaking and Indemnity” means an undertaking and indemnity by Ivanhoe II in favour of the Mills Transferors with respect to GST payable under the Excise Act in respect of the Transactions.

1.46. “IC Fees” means, as of any particular time: (i) all fees and other amounts under the leasing agreement for the Vaughan Mills Property listed in the Operative Agreements; and (ii) all tenant co-ordination fees for the Vaughan Mills Property in each case then payable or reimbursable to Ivanhoe or any of its Affiliates by one or more of the Joint Entities.

1.47. “Inaccurate Property Representations Liability Cap” means Three Million Five Hundred Thousand Dollars (US$3,500,000).

1.48. “Indemnitee” has the meaning set forth in Section 10.1.

1.49. “Indemnitor” has the meaning set forth in Section 10.1.

1.50. “Intellectual Property” means the trade names, trade marks, logos, commercial symbols, business names and/or domain names described on Schedule J.

1.51. “ITA” means the Income Tax Act (Canada).

1.52. “Ivanhoe” means Ivanhoe Cambridge Inc.

1.53. “Ivanhoe Indemnity” means the indemnity by Ivanhoe in favour of the Mills Transferors in respect of any Claims made by the Mills Transferors in respect of any breach of the representations and warranties made by the Ivanhoe Transferee in Section 2.10, such indemnity to be in form and substance satisfactory to Ivanhoe and the Mills Transferors, each acting reasonably.

1.54. “Ivanhoe II” means Ivanhoe Cambridge II Inc.

1.55. “Ivanhoe Newco” means 4352769 Canada Inc.

1.56. “Ivanhoe St. Enoch Manager” means Ivanhoe UK Management Services Ltd.

1.57. Ivanhoe-TMLP Release” has the meaning set forth in Section 2.11(c).

1.58. “Ivanhoe Transferee” means Ivanhoe II and Ivanhoe Newco and, if applicable, any Qualified Designees who purchase any of the Mills Interests.

1.59. “Ivanhoe VMSCC Mills Transferors Indemnity” has the meaning set forth in Section 2.11(g).

1.60. “Investor Priority Agreement” means the Investor Priority Agreement in respect of the St. Enoch Trust, dated January 31, 2005, in favour of Deutsche Bank.

1.61. “Joint Entities” means VMSCC, the St. Enoch Trust, and the St. Enoch Trustee.

1.62. “JV Release” has the meaning given to it in Section 2.11(a).

1.63. “Known by the Purchaser” means any Lease, Contract, Encumbrance or other document or information (i) which has previously been specifically approved by Ivanhoe II, Ivanhoe or any direct or indirect Subsidiary of Ivanhoe; (ii) has been signed by the Ivanhoe Transferee, Ivanhoe or any direct or indirect Subsidiary of Ivanhoe or any of their officers or other employees signing in their capacity as officers of any of the Joint Entities; (iii) that has been made available for review by the Ivanhoe Transferee and is listed in Schedule I hereto; or (iv) that is actually known on the Cut-Off Date by John Comery, Paul Chehab, Heather Morrison, Claude Dion, Paul Harrs, Pierre Lalonde or Paul Gleeson.

1.64. “Leases” means all agreements to lease, leases, renewals of leases, subtenancy agreements, parking agreements, storage agreements and other agreements (including licences) which entitle any Third Party to possess or occupy any space within any Property, together with all security, guarantees and indemnities relating thereto, in each case as amended, renewed or otherwise varied; for greater certainty, it is confirmed that the Vaughan Mills Building Lease is not a Lease.

1.65. “Leasing Costs” means all leasing commissions, tenant inducements, tenant allowances (excluding rent-free periods and rent abatements), the costs of leasehold improvements or other landlord’s work to the relevant space or to any other portions of any Property necessary to facilitate the leasing of the relevant space, capital and other contributions, the costs of any lease take-overs, relocations, assumptions, indemnities or assignments or similar commitments, and all other costs payable by the owners of any Property (or the lessor); in every case in respect of, in connection with, or pursuant to any Leases.

1.66. “Madrid Xanadu Agreements” means collectively: (i) the Agreement for Contribution of Shares made as of the date hereof between Jahold B.V. and Golober B.V., as contributors, and Ivanhoe Netherlands Holdings III B.V., as contributee, and (ii) the Share Purchase Agreement made as of the date hereof between Jahold B.V., Golober B.V. and Ivanhoe Netherlands Holdings II B.V. as such agreements may be amended from time to time.

1.67. “Management Arrangements” means (a) with respect to the Vaughan Mills Property, the management arrangements set forth in the section entitled “Operations” in Schedule H of the Vaughan Co-Owners Agreement, and substantially settled upon in the draft management agreement under which the parties hereby acknowledge that the Vaughan Mills Manager has been acting in its capacity as property manager, (b) with respect to the St. Enoch Property, the draft management agreement, draft development agreement and draft leasing agreement set forth on Schedule F under which the parties hereby acknowledge that Mills Global has been acting as property, development and leasing manager.

1.68. “Management Termination and Release” has the meaning set forth in Section 2.11(b).

1.69. “Master Agreement” means that certain Master Agreement, dated as of October 14, 1999, between TMLP, Ivanhoe II, successor in interest to Cambridge Shopping Centres Limited, and Mills Corp., as the same may have been amended to the date hereof.

1.70. “Master Agreement Amendment” has the meaning set forth in Section 2.4(c).

1.71. “Mills’ Broker” has the meaning set forth in Section 7.

1.72. “Mills Corp.” means The Mills Corporation, a Delaware corporation.

1.73. “Mills Entity” means any of the Mills Transferors or any Affiliate thereof.

1.74. “Mills Fees” means, as of any particular time, all fees and other amounts then payable or reimbursable under the Management Arrangements to the Vaughan Mills Manager or Mills Global by one or more of the Joint Entities.

1.75. “Mills Global” has the meaning set forth in the introductory paragraph hereto.

1.76. “Mills Interests” means, collectively, the Vaughan Mills Subject Assets, the Vaughan Mills Peripheral Property Subject Assets, the Mills VMSCC Shares, the Mills Trust Units, the Mills Trustee Shares and the Mills St. Enoch Inter-Company Loans and all rights, benefits and interests relating thereto including, without limitation, all Chattels.

1.77. “Mills Inter-Company Loans” means those certain loans made by Mills Entities to any of the Joint Entities, as more particularly described on Schedule G.

1.78. “Mills Licensing Agreement” means the licensing agreement attached as a schedule to the Master Agreement Amendment.

1.79. “Mills Service Contracts” has the meaning set forth in Section 2.12(a).

1.80. “Mills St. Enoch Inter-Company Loans” means all of the Mills Inter-Company Loans relating to St. Enoch, as described in Schedule G.

1.81. “Mills St. Enoch Trustee Directors” means the Persons listed on Schedule K-1, in their capacities as directors of the St. Enoch Trustee.

1.82. “Mills St. Enoch Trustee Directors Release” has the meaning set forth in Section 2.11(d).

1.83. “Mills Transferors” means, collectively, Vaughan Advisory, the Vaughan Trust, Vaughan Residual, St. Enoch LLC and Mills UK.

1.84. “Mills Trust Units” has the meaning set forth in the Recitals hereto.

1.85. “Mills Trustee Shares” has the meaning set forth in the Recitals hereto.

1.86. “Mills UK” has the meaning set forth in the introductory paragraph hereto.

1.87. “Mills VMSCC Directors and Officers” means the Persons listed on Schedule K-2, in their capacities as directors or officers of VMSCC.

1.88. “Mills VMSCC Directors and Officers Release” has the meaning set forth in Section 2.11(d).

1.89. “Mills VMSCC Inter-Corporate Loans Release” has the meaning set forth in Section 2.11(f).

1.90. “Mills VMSCC Shares” has the meaning set forth in the Recitals hereto.

1.91. “Non-Assignable Rights” has the meaning ascribed thereto in Section 2.12(a).

1.92. “Notice” has the meaning ascribed thereto in Section 11.5

1.93. “Operative Agreements” means those certain operating agreements, tenancy-in-common agreements, co-ownership agreements and other, similar instruments and agreements relating to the Properties and identified on Schedule M attached hereto.

1.94. “Permitted Encumbrances” means, with respect to the Mills Interests or the Properties: (i) the Encumbrances that are registered against the title to the Properties on the Cut-Off Date or which are Known by the Purchaser on the Cut-Off Date (except those required to be discharged pursuant to Section 4.1); (ii) the charges and related security in respect of the Vaughan Mills Debt; (iii) the charges and related security in respect of the St. Enoch Debt; (iv) encumbrances for real property taxes (which term includes charges, rates and assessments, and other governmental charges or levies) or charges for electricity, power, gas, water and other services and utilities in connection with any of the Properties that have accrued but are not yet due and owing or, if due and owing, are adjusted for pursuant to Section 2.3 of this Agreement; (v) to the extent that they existed as of the Cut-Off Date and are Known by the Purchaser, facility sharing, cost sharing, tunnel, pedway, servicing, parking, reciprocal and other similar agreements in respect of the Properties with neighbouring landowners and/or Governmental Authorities; (vi) any subsisting reservations, limitations, provisos, conditions or exceptions contained in the original grants of the Properties from the Crown; (vii) registrations under the Personal Property Security Act (Ontario), and any similar laws in the United Kingdom, relating to any of the leased personal property pursuant to any of the Contracts; and (viii) the Encumbrances set out on Schedule O.

1.95. “Person” means an individual, partnership, corporation, trust, unincorporated organization, government, or any department or agency thereof, and the successors and assigns thereof or the heirs, executors, administrators or other legal representatives of an individual.

1.96. “Post Closing Adjustments” has the meaning set forth in Section 2.3(d).

1.97. “Pre-Closing Amount” has the meaning set forth in Section 2.3(j).

1.98. “Profit” means, in the case of a Subsequent Transfer, direct or indirect, of all of the interests of the Ivanhoe Transferee in either of the Vaughan Mills Property or the St. Enoch Property (but not the Vaughan Mills Peripheral Property), the positive amount, if any, equal to: (i) the total consideration received, directly or indirectly, by the Ivanhoe Transferee as a result of such Subsequent Transfer, less (ii) the aggregate of: (A) the Purchase Price allocated in this Agreement to the Mills Interests in respect of such Property; and (B) all Taxes and all expenses incurred by the Ivanhoe Transferee in connection with the acquisition of such Mills Interests (such aggregate being the “Total Acquisition Cost”); or in the case of a Subsequent Transfer, direct or indirect, of only part of the interests of the Ivanhoe Transferee in either of the Vaughan Mills Property or the St. Enoch Property (but not the Vaughan Mills Peripheral Property) (a “Partial Interest”), the positive amount, if any, equal to (x) the total consideration received, directly or indirectly, by the Ivanhoe Transferee as a result of such Subsequent Transfer, less (y) the pro rata portion of the Total Acquisition Cost for the Mills Interests in such Property applicable to such Partial Interest. In the event that any consideration received by the Ivanhoe Transferee as a result of a Subsequent Transfer is paid in Canadian dollars or U.K. pounds sterling, such amount shall, for purposes of this definition, be converted to United States dollars using the applicable conversion rate set out in Section 2.2(d).

1.99. “Properties” means, collectively, the St. Enoch Property, the Vaughan Mills Property, and the Vaughan Mills Peripheral Property; and “Property” means any of them (subject to the provisions of Section 8 hereof).

1.100. “Property Representations” means the representations and warranties set out in Section 2.8(e) and also any representations of the Mills Transferors in Section 2.12(b) or (c) relating to the Employees.

1.101. “Purchase Price” has the meaning set forth in Section 2.2(a).

1.102. “Purchaser’s Solicitors” means Davies Ward Phillips & Vineberg LLP.

1.103. “Qualified Designees” means any Person, directly or indirectly, wholly-owned by Ivanhoe or, in the case of the Mills Trustee Shares, any individual nominated by Ivanhoe.

1.104. “Rechargeable Sums” has the meaning set forth in Section 2.3(g).

1.105. “Rechargeable Sums Estimates” has the meaning set forth in Section 2.3(g).

1.106. “Rents” means rents, license fees and other sums and charges paid or payable by Tenants in connection with their occupancy at the Properties and for services furnished to them.

1.107. “Savills Agreement” means that certain Consulting and Services Agreement, dated January 31, 2005, between FPD Savills Ltd. and Mills Global, as amended by

(i) that certain letter agreement dated January 2006, (ii) that certain letter agreement dated February 28, 2006, (iii) that certain letter agreement dated March 31, 2006, (iv) that certain letter agreement dated June 2006, and (v) that certain letter agreement dated September 2006.

1.108. “Scheduled Closing Date” has the meaning set forth in Section 4.

1.109. “Statement of Adjustments” means a statement setting out the Closing Adjustments, approved by both parties acting reasonably.

1.110. “St. Enoch Business” means the business of providing management services to the St. Enoch Property.

1.111. “St. Enoch Debt” means, as of any particular time, the outstanding principal amount of the indebtedness evidenced and/or secured by the St. Enoch Debt Documents, together with all accrued unpaid interest thereon and any other amounts payable thereunder.

1.112. “St. Enoch Debt Credit” has the meaning set forth in Section 2.2(a).

1.113. “St. Enoch Debt Documents” means that certain £190,000,000 Facility Agreement dated 26 January 2005 among the St. Enoch Trustee and St. Enoch Trust, as borrower, and Deutsche Bank and Morgan Stanley & Co. International Limited, as joint arrangers, and Deutsche Bank, as agent, and all other documents executed in connection therewith, as the same may be amended.

1.114. “St. Enoch Employees” means those individuals listed in Schedule E hereto under the heading “St. Enoch”.

1.115. “St. Enoch JV Agreement” means that certain Amended and Restated Joint Venture Agreement relating to the St. Enoch Property among Canada Inc., St. Enoch LLC, St. Enoch Trustee, Mills UK, and Ivanhoe.

1.116. “St. Enoch LLC” has the meaning set forth in the introductory paragraph hereto.

1.117. “St. Enoch Property” means the lands and premises described in Schedule C hereto, and all easements and other rights appurtenant thereto, together with all buildings and structures located on, in or under such lands and premises and all fixed improvements and fixtures contained in, on or appurtenant to such buildings and structures, excluding only improvements and fixtures owned by the Tenants.

1.118. “St. Enoch Trust” has the meaning set forth in the Recitals hereto.

1.119. “St. Enoch Trust Instrument” means the St. Enoch trust instrument relating to the St. Enoch Trust dated 22 December 2004 by the St. Enoch Trustee.

1.120. “St. Enoch Trustee” has the meaning set forth in the Recitals hereto.

1.121. “Subject Period” has the meaning set forth in Section 2.3(g)(ii).

1.122. “Subsequent Transfer” has the meaning set forth in Section 9; for greater certainty, it is confirmed that a Subsequent Transfer shall not include any transfer of the Vaughan Mills Peripheral Property or any part thereof.

1.123. “Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any association, partnership, limited partnership, unlimited liability company, joint venture or other unincorporated business entity if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries, and any limited partnership of which such Person is the general partner.

1.124. “Survival Date” has the meaning set forth in Section 2.8(f).

1.125. “Tax” or “Taxes” means all taxes, charges, fees, levies, duties, contributions, withholdings or liabilities, imposts and other assessments, whether payable to any governmental, state, federal, provincial, local, or other governmental authority, including without limitation, all income, sales, use, goods and services, harmonized sales, value added, capital, capital gains, alternative, net worth, transfer, profit, withholding, payroll, employer health, excise, franchise, real property and personal property taxes, local improvement rates or charges, National Insurance and social security contributions, and any other taxes, customs duties, fees, assessments, royalties, duties, deductions or similar charges in the nature of a tax, including Canada Pension Plan and provincial pension plan contributions, employment insurance payments and workers’ compensation premiums, together with any instalments, and any interest surcharges, fines and penalties, imposed by any Governmental Authority, whether disputed or not.

1.126. “Tenants” means any tenants or licensees occupying space at any of the Properties, excluding VMSCC.

1.127. “Third Party” means any Person who is not one of the Mills Transferors, Mills Global, Vaughan Mills Manager, the Ivanhoe Transferee, the Joint Entities or an Affiliate of any of them.

1.128. “Third-Party Claim” has the meaning set forth in Section 10.1.

1.129. “Threshold Damage Amount” has the meaning set forth in Section 8(a).

1.130. “Threshold Taking Percentage” has the meaning set forth in Section 8(b).

1.131. “TMLP” means The Mills Limited Partnership, a Delaware limited partnership.

1.132. “TMLP Indemnity” means the indemnity by TMLP in favour of the Ivanhoe Transferee in respect of any Claims made by the Ivanhoe Transferee in respect of any breach of the representations and warranties made by any of the Mills Transferors in Section 2.8, subject to the provisions of Section 2.8(f), such indemnity to be in form and substance satisfactory to TMLP and the Ivanhoe Transferee, each acting reasonably.

1.133. “Total Percentage Rent” has the meaning set forth in Section 2.3(j).

1.134. “Transactions” means the transactions contemplated by this Agreement.

1.135. “Transfer Costs” has the meaning set forth in Section 2.5(a).

1.136. “TUPE” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

1.137. “VAT” means value added tax.

1.138. “Vaughan Advisory” has the meaning set forth in the introductory paragraph.

1.139. “Vaughan Debt” means, as of any particular time, the outstanding principal amount of the indebtedness evidenced and/or secured by the Vaughan Loan Documents, together with all accrued unpaid interest thereon and any other amounts payable thereunder.

1.140. “Vaughan Development Balance” means an amount equal to Nine Million Dollars (US$9,000,000); it is confirmed that this is a fixed amount and is not subject to any adjustment on or after Closing.

1.141. “Vaughan Loan Documents” means that certain Loan Agreement among Vaughan Advisory, as sole trustee of the Vaughan Trust, Vaughan Residual, and Ivanhoe II, as borrowers, Ivanhoe, as lender, and TMLP and Mills Corp., as guarantors, dated as of February 25, 2004, and all other documents executed in connection therewith, together with all amendments thereto.

1.142. “Vaughan Loan Documents Release” has the meaning set forth in Section 2.11(e).

1.143. “Vaughan Mills Amended and Restated Licensing Agreement” has the meaning set forth in Section 2.4(b).

1.144. “Vaughan Mills Building Lease” means the lease of the Vaughan Mills Property between the owners thereof, as landlord, and VMSCC, as tenant, made as of February 25, 2004.

1.145. “Vaughan Mills Chattels” means all equipment, inventory, vehicles, furniture, supplies and other chattels or tangible personal property located at or in the Vaughan

Mills Property or used in the maintenance, repair and operation of the Vaughan Mills Property (including, without limitation, all computer hardware and software (other than Excluded Management Assets)) other than such property which is owned by any Tenant.

1.146. “Vaughan Mills Contracts” means all contracts and agreements with Third Parties (other than the Vaughan Mills Leases and policies of insurance) relating to the Vaughan Mills Property to which any one or more of the Mills Transferors, Vaughan Mills Manager, or the Joint Entities is a party or by which any one or more of the Mills Transferors, Vaughan Mills Manager, the Joint Entities or the Vaughan Mills Property is bound in connection with the ownership, management, maintenance, operation, cleaning, security, protection or servicing of the Vaughan Mills Property; without limiting the foregoing, it is confirmed that none of: (i) the agreements for the Vaughan Mills Management Arrangements; (ii) the Vaughan Mills Building Lease; (iii) the Operative Agreements; and/or (iv) the Vaughan Loan Documents, constitutes a Vaughan Mills Contract.

1.147. “Vaughan Mills Co-Owners Agreement” means that certain Amended and Restated Co-Owners Agreement, made as of October 14, 1999 and amended and restated as of February 25, 2004 between Vaughan Advisory (as trustee on behalf of the Vaughan Trust), Vaughan Residual and Ivanhoe II.

1.148. “Vaughan Mills Employees” means those individuals listed in Schedule E hereto under the heading “Vaughan Mills”.

1.149. “Vaughan Mills Intellectual Property” means all Intellectual Property used in connection with the ownership and/or operation of the Vaughan Mills Property and all promotional and marketing materials identifying the Vaughan Mills Property.

1.150. “Vaughan Mills Leases” means all Leases which entitle any Third Party to possess or occupy any space within the Vaughan Mills Property, together with all security, guarantees and indemnities relating thereto, in each case as amended, renewed or otherwise varied; provided that the Vaughan Mills Building Lease is not a Vaughan Mills Lease.

1.151. “Vaughan Mills Licensing Agreement” means that certain Agreement, dated as of October 14, 1999, between and among TMLP, Mills Corp., and Ivanhoe, successor in interest to Cambridge Shopping Centres Limited.

1.152. “Vaughan Mills Manager” means MillsServices Canada Corp.

1.153. “Vaughan Mills Peripheral Property” means the lands and premises described in Schedule B hereto, and all easements and other rights appurtenant thereto, together with all buildings and structures located on, in or under such lands and premises and all fixed improvements and fixtures contained in, on or appurtenant to such buildings and structures, excluding only improvements and fixtures owned by the tenants.

1.154. “Vaughan Mills Peripheral Property Subject Assets” means collectively:

(a) Vaughan Residual’s 50% freehold interest in the Vaughan Mills Peripheral Property;

(b) all of the right, title and interest of Vaughan Residual and/or Vaughan Advisory, if any, in and to the Leases affecting the Vaughan Mills Peripheral Property;

(c) all of the right, title and interest of Vaughan Residual and/or Vaughan Advisory, or any Affiliate of any of them, if any, in and to the Contracts in respect of the Vaughan Mills Peripheral Property;

(d) all of the right, title and interest of Vaughan Residual and/or Vaughan Advisory, or any Affiliate of any of them, if any, in and to the Chattels relating to the Vaughan Mills Peripheral Property; and

(e) all of the right, title and interest of Vaughan Residual and/or Vaughan Advisory, if any, in and to the Intellectual Property relating to the Vaughan Mills Peripheral Property;

and all rights of Vaughan Residual and/or Vaughan Advisory, or any Affiliate of either of them, in and to any property (tangible or intangible) located at Vaughan Mills Shopping Centre or related exclusively to the Vaughan Mills Peripheral Property and/or the Vaughan Mills Shopping Centre or its operation, other than the Excluded Management Assets and the rights of the Mills Transferors or their Affiliates under this Agreement.

1.155. “Vaughan Mills Pre-Closing Transaction” means the transaction referred to in Section 2.1(f).

1.156. “Vaughan Mills Property” means the lands and premises described in Schedule A hereto, and all easements and other rights appurtenant thereto, together with all buildings and structures located on, in or under such lands and premises and all fixed improvements and fixtures contained in, on or appurtenant to such buildings and structures, excluding only improvements and fixtures owned by the Tenants.

1.157. “Vaughan Mills Shopping Centre” has the meaning set forth in Recital E.

1.158. “Vaughan Mills Subject Assets” means collectively:

(a) the Vaughan Trust’s 50% freehold interest in the Vaughan Mills Property (it being agreed that such freehold interest includes all interest of Mills Ontario Acquisitions LLC, if any, in and to the Vaughan Mills Property);

(b) all of the Vaughan Trust’s right, title and interest, as a landlord, in and to the Vaughan Mills Building Lease;

(c) all of the Vaughan Trust’s right, title and interest, if any, in and to the Vaughan Mills Leases;

(d) all of the Vaughan Trust’s right, title and interest, if any, in and to the Contracts in respect of the Vaughan Mills Property;

(e) all of the right, title and interest, if any, of the Vaughan Trust, or any Affiliate of it or of Vaughan Advisory, in and to the Vaughan Mills Chattels; and

(f) all of the right, title and interest, if any, of the Vaughan Trust, or any Affiliate of it or of Vaughan Advisory, in and to the Vaughan Mills Intellectual Property; and

all rights of the Vaughan Trust and Vaughan Advisory, and/or any Affiliate of either of them, in and to any property (tangible or intangible) located at Vaughan Mills Shopping Centre or related exclusively to the Vaughan Mills Property and/or Vaughan Mills Shopping Centre or its operation, other than the Excluded Management Assets and the rights of the Mills Transferors or their Affiliates under this Agreement.

1.159. “Vaughan Residual” has the meaning set forth in the introductory paragraph hereto.

1.160. “Vaughan Trust” has the meaning set forth in the introductory paragraph hereto.

1.161. “Vaughan Trust Agreement” means the amended and restated agreement captioned “VAUGHAN MILLS IRREVOCABLE GRANTOR TRUST”, dated February 25, 2004 and effective as of September 16, 1999 by and between Mills Ontario Acquisitions, L.L.C., as grantor and Vaughan Advisory, as trustee.

1.162. “VMSCC” has the meaning set forth in the Recitals hereto.

1.163. “VMSCC Inter-Corporate Loans” means all outstanding loans made to VMSCC by any of the Mills Transferors, or any of their Affiliates, or by Ivanhoe II, or any of its Affiliates. All of such loans are set out in Schedule G.

1.164. “VMSCC Sale Proceeds” has the meaning set forth in Section 2.1(f).

1.165. “VMSCC Shareholders Agreement” means that certain Shareholders Agreement, dated as of February 25, 2004 between Vaughan Advisory (as sole trustee of the Vaughan Trust) and Ivanhoe II.

2. Transfer of the Mills Interests.

2.1. Conveyance. Subject to and upon the terms and conditions herein provided:

(a) Vaughan Advisory, as sole trustee of the Vaughan Trust, hereby agrees on Closing to sell, transfer and assign to Ivanhoe II and/or to any Qualified Designees designated by Ivanhoe II, all of the Vaughan Mills Subject Assets and Ivanhoe II hereby agrees that it and/or any one or more of such Qualified Designees, shall purchase, acquire and assume the Vaughan Mills Subject Assets.

(b) Vaughan Residual hereby agrees on Closing to sell, transfer and assign (and direct Vaughan Advisory to convey legal title) to Ivanhoe II and/or to any Qualified Designees designated by Ivanhoe II, all of the Vaughan Mills Peripheral Property Subject Assets and Ivanhoe II hereby agrees that it and/or one or more of any such Qualified Designees shall purchase, acquire and assume the Vaughan Mills Peripheral Property Subject Assets.

(c) St. Enoch LLC hereby agrees on Closing to sell, transfer and assign to Ivanhoe Newco and/or to any Qualified Designees, all of the Mills Trust Units together with all rights attached or accruing to the Mills Trust Units free and clear of all Encumbrances other than Permitted Encumbrances and Ivanhoe Newco hereby agrees that it shall or shall cause one or more of any such Qualified Designees to purchase, acquire and assume all of the Mills Trust Units; provided that, upon such purchase, each such Qualified Designee must hold Mills Trust Units with a value which is greater than £250,000.

(d) Mills UK hereby agrees on Closing to sell, transfer and assign to Ivanhoe Newco and/or to any Qualified Designees designated by Ivanhoe Newco, all of the Mills Trustee Shares together with all rights attached or accruing to the Mills Trustee Shares free and clear of all Encumbrances other than Permitted Encumbrances and Ivanhoe Newco agrees that it and/or one or more of any such Qualified Designees shall purchase, acquire and assume all of the Mills Trustee Shares.

(e) Mills UK hereby agrees on Closing to sell, transfer and assign to Ivanhoe or to any Qualified Designees designated by Ivanhoe all of its right, title and interest in and to the Mills St. Enoch Inter-Company Loans and any documents acknowledging or evidencing the Mills St. Enoch Inter-Company Loans and any security in respect thereof.

(f) At the Closing, prior to completing the transactions provided for in this Section 2.1(f), the parties shall complete all transfers of the Mills Interests provided for in this Agreement, except the transfer of the Mills VMSCC Shares, and immediately after the completion of such transfers, and subject to the other terms and conditions of this Agreement and the Closing Deliveries Escrow Agreement, the following transactions shall be completed in the following sequence: (i) firstly, Ivanhoe II shall terminate the Vaughan Mills Building Lease pursuant to Section 3.03 thereof; (ii) secondly, the Mills Transferors and Ivanhoe II shall cause VMSCC to sell, and Ivanhoe II shall purchase, all remaining assets of VMSCC for their fair market value, which the parties agree is Cdn. $100,000 (the “VMSCC Sales Proceeds”), and 50% of the VMSCC Sale Proceeds for such assets shall be credited in favour of the Ivanhoe Transferees as a Closing Adjustment; and (iii) lastly, Ivanhoe II shall purchase all of the Mills VMSCC Shares for $2.00.

2.2. Purchase Price; Credit for Assumed Third Party Debt.

(a) The aggregate purchase price (the “Purchase Price”) for the Mills Interests shall be equal to Five Hundred Eight Million Two Hundred Seventy Five Thousand Dollars (US$508,275,000.00) less the Vaughan Development Balance. The Purchase Price shall be allocated among the Mills Interests as set forth on Schedule H. It is confirmed that the Closing Adjustments shall provide for the credits in favour of the Ivanhoe Transferee against the Purchase Price referred to in Section 2.1(f). In addition, and notwithstanding the foregoing, at the Closing, the Ivanhoe Transferee shall receive a credit against the Purchase Price (the “St. Enoch Debt Credit”) in an amount equal to (i) one half (1/2) of the St. Enoch Debt, including any accrued and unpaid interest and other amounts payable thereunder (other than consent fees, if any, payable by the Ivanhoe Transferee pursuant to Section 2.5(a)(iii)), that is outstanding as of Closing Date plus (ii) one half (1/2) of the Vaughan Debt, including any accrued and unpaid interest and other amounts payable thereunder, that is outstanding as of Closing. For purposes of calculating the credits pursuant to the preceding sentences, the amount of the credit in respect of the St. Enoch Debt shall be converted from UK pounds sterling into U.S. dollars in accordance with the provisions of Section 2.2(d) and the amount of the credits in respect of the Vaughan Debt and credits pursuant to Section 2.1(f) shall be converted from Canadian dollars into U.S. dollars in accordance with the provisions of Section 2.2(d).

(b) At Closing, subject to the Closing Deliveries Escrow Agreement and Section 2.2(c) the Balance shall be paid by the Ivanhoe Transferee by wire transfer in accordance with wire instructions provided by the Mills Transferors prior to Closing.

(c) Notwithstanding any other provisions of this Agreement, if the Mills Transferors have not provided to the Ivanhoe Transferee on or before the date of Closing certificates issued by the Minister of National Revenue under Subsections 116(4) and (5.2) of the ITA in form and substance satisfactory to the Ivanhoe Transferee, acting reasonably, at Closing the Ivanhoe Transferee shall pay to the Escrowed Funds Escrow Agent, in trust, by wire transfer the sum of $81,167,206.50 (the “Escrowed Amount”), being the portion of the Purchase Price as is equal to the tax for which the Ivanhoe Transferee may be liable under Section 116 of the ITA as a result of the sale by the Mills Transferors of all of their respective right, title and interest in and to the Vaughan Mills Subject Assets; for greater certainty, the Escrow Amount shall be deducted from the Balance otherwise payable to the Mills Transferors pursuant to Section 2.2(b) hereof and the payment of the Escrowed Amount to the Escrowed Funds Escrow Agent shall constitute a payment by the Ivanhoe Transferees against the Purchase Price. The Escrowed Amount shall be invested as directed by the Ivanhoe Transferee, in a term deposit or other similar certificate of deposit with a Schedule 1 Canadian chartered bank. The Escrowed Funds Escrow Agent shall hold and release the Escrowed Amount and any interest thereon in accordance with the terms of the Escrowed Funds Agreement.

The parties acknowledge that in holding the Escrowed Amount, the Escrowed Funds Escrow Agent will be acting solely as a stakeholder at the request of the parties and for their convenience, that the Escrowed Funds Escrow Agent, acting in that capacity, shall not be deemed to be the agent of any of the parties, and the Escrowed Funds Escrow Agent shall not be liable to any of the parties for any act or omission on its part and shall be entitled to rely upon instructions of the Ivanhoe Transferee relating to the investment of the Escrowed Amount in accordance with this Section 2.2(c). The Mills Transferors and the Ivanhoe Transferee shall jointly and severally indemnify and hold the Escrowed Funds Escrow Agent harmless from and against all Claims, including reasonable attorneys’ fees and disbursements (including the reasonable cost of services provided to itself in respect of any dispute under the Escrowed Funds Agreement), incurred in connection with the performance of the duties of the Escrowed Funds Escrow Agent under the Escrowed Funds Agreement other than Claims resulting from the gross negligence or wilful misconduct of the Escrowed Funds Escrow Agent. The Escrowed Funds Agreement shall provide that the Escrowed Funds Escrow Agent may resign at any time by written notice of such resignation to the other parties thereto, provided that such resignation shall not take effect until appointment of a successor escrow agent and the acceptance of such appointment by such successor escrow agent. Such agreement shall also provide that if there is any dispute about the interpretation of such agreement or the rights and obligations of the parties thereto, or the propriety of any action contemplated by the Escrowed Funds Escrow Agent, the Escrowed Funds Escrow Agent may seek instructions from a court of competent jurisdiction in Ontario or deposit the entire Escrow Amount then in its possession with a court of competent jurisdiction in Ontario and thereupon shall be fully relieved from its duties and obligations under such agreement. The provisions of this Section 2.2(c) shall survive, and shall not merge on, Closing.

(d) Whenever this Agreement requires a calculation of the exchange rate between the Canadian dollar and the U.S. dollar, such exchange rate shall be 1.1105 Canadian dollars for each U.S. dollar. Whenever this Agreement requires a calculation of the exchange rate between U.K. pounds sterling and the U.S. dollar, such exchange rate shall be 1.8927 US dollars for each U.K. pound sterling.

(e) The parties confirm that the portion of the Purchase Price allocated to the purchase of the Mills VMSCC Shares is $2.00.

2.3. Adjustments to Purchase Price.

(a) Except as otherwise expressly provided in Sections 2.1(f), 2.2, 2.3 or 2.12(b) herein: (i) the Mills Transferors shall be responsible for all expenses and liabilities, and shall be entitled to receive all revenues accrued, in respect of the Mills Interests for the period up to, and including, the Closing Adjustment Date; and (ii) for the period from, but excluding, the Closing Adjustment Date, the Ivanhoe Transferee shall be responsible for all expenses and liabilities accruing in respect of the Mills Interests and shall be entitled to all revenues accruing in respect of the Mills Interests. Except as otherwise expressly provided in this Agreement, all adjustments for basic rent, additional rents, percentage rents, parking income, damage/security deposits and interest thereon, if any, prepaid rents and interest thereon, if any, and other income and operating expenses, utilities, taxes (including local improvement charges and assessments and business taxes) and other adjustments shall be made in accordance with the usual practices in the city in which the relevant Property is situated. Unless otherwise provided in this Agreement, all adjustments in respect of each of the Vaughan Mills Subject Assets and the Mills Interests relating to the St. Enoch Property, respectively, shall be made as if the freehold owners of the relevant Property (in the case of the Vaughan Mills Property) and the owners of the units of St. Enoch Trust (in the case of the St. Enoch Property) received all revenues and paid all expenses and other liabilities in respect of such Property directly, and there shall be no adjustments for any amounts payable under the Vaughan Mills Building Lease or for any assets of VMSCC. All Closing Adjustments to be made in respect of the St. Enoch Property shall be calculated in UK pounds sterling and all Closing Adjustments to be made in respect of the Vaughan Mills Shopping Centre shall be calculated in Canadian dollars, but solely for the purposes of calculating the Balance, all such Closing Adjustments shall be converted into U.S. dollars using the applicable exchange rate set out in Section 2.2(d). All Post Closing Adjustments in respect of the St. Enoch Property shall be calculated in UK pounds sterling and all Post Closing Adjustments in respect of the Vaughan Mills Shopping Centre shall be calculated in Canadian dollars, and such Post Closing Adjustments shall not be converted to U.S. dollars. The parties acknowledge that any payments made under this Section 2.3 (other than payments made pursuant to Sections 2.3(m), (n), (o) or (r)), whether made at Closing or following Closing and whether made by the Mills Transferors or the Ivanhoe Transferee, shall be deemed to be adjustments to the Purchase Price.

(b) Without limiting the generality of the foregoing, the parties will adjust the following items, in the manner provided for in this Section 2.3:

(i) 50% of all rents (basic, percentage and additional) under the Leases;

(ii) 50% of security deposits and prepaid rent (and interest thereon, if any) paid under the Leases;

(iii) 50% of real property taxes and local improvement rates and charges and recoveries thereof under the Leases;

(iv) 50% of utilities and fuel accounts and recoveries thereof under the Leases;

(v) 50% of any amounts payable under the Contracts and Rechargeable Sums under the Leases (without duplication of the adjustment made pursuant to Section 2.3(b)(i));

(vi) 50% of accrued unpaid interest under the St. Enoch Debt;

(vii) 50% of prepaid interest under the Vaughan Debt;

(viii) 50% of all unpaid Leasing Costs payable (whether before or after Closing) in respect of the then current term of any of the Leases in existence as of the Closing Adjustment Date;

(ix) 100% of the Ivanhoe Transferee’s costs, if any, of replacing the Excluded Management Assets with comparable software applications;

(x) subject to the provisions of this Agreement, 50% of all other items reasonably capable and properly the subject of adjustment in connection with the ownership of the Mills Interests or the Properties of whatsoever nature; and

(xi) 50% of all fees payable under the Management Arrangements.

It is agreed that no Closing Adjustment shall be made with respect to insurance premiums in respect of the Vaughan Mills Shopping Centre and that the Ivanhoe Transferee shall not assume or take an assignment of any existing insurance policies (including liability insurance policies) in respect of such Properties. In the case of the St. Enoch Property, there shall be an adjustment for 50% of all pre-paid insurance premiums in respect of such Property, it being agreed that the Ivanhoe Transferee will take an assignment of the existing insurance policies (including liability insurance policies) in respect of the St. Enoch Property. The parties shall also make the Closing Adjustments provided for in Sections 2.1(f) and 2.12(b).

(c) The parties shall, each acting reasonably, agree upon the Statement of Adjustments not later than the second Business Day prior to the Scheduled Closing Date and if there is any dispute in respect of numerical calculations relating to the Closing Adjustments such dispute shall be resolved by PricewaterhouseCoopers LLP, Canada with the assistance of such other experts, if any, as the latter shall designate, provided that neither PricewaterhouseCoopers LLP, Canada nor any such experts shall have any right or discretion to resolve disputes relating to interpretation of the terms of this Section 2.3 or any other terms of this Agreement.

(d) If the final cost or amount of any item which is to be adjusted on the Closing Adjustment Date cannot be determined at the Closing Adjustment Date, then an initial adjustment for such item shall be made as of the Closing Adjustment Date, such amount to be estimated by the parties, acting reasonably, as of the Closing Adjustment Date on the basis of the best evidence available as of the Closing Adjustment Date as to what the final cost or amount of such item will be. All adjustments to the Purchase Price which are finalized or otherwise become known after the Closing Adjustment Date (the “Post Closing Adjustments”) shall be adjusted on a post-closing basis once they have been finalized or otherwise become known and such Post Closing Adjustments shall also include any revisions to the Closing Adjustments if they have been incorrectly determined or omitted on the Statement of Adjustments. In each case when a Post Closing Adjustment is determined, the Mills Transferors or the Ivanhoe Transferee, as the case may be, shall, within 30 days of determination, provide a complete statement thereof, together with particulars relating thereto in reasonable detail, to the other and within 30 days thereafter the parties hereto shall make a final adjustment as of the Closing Adjustment Date for the Post Closing Adjustment in question. Any Post Closing Adjustments payable to the Mills Transferors shall be paid to the Mills Transferors, or as they may in writing direct, and any Post Closing Adjustments payable to the Ivanhoe Transferee shall be paid to the Ivanhoe Transferee or as it may in writing direct.

(e) In the case of any dispute between the parties hereto in respect of numerical calculations relating to the Post Closing Adjustments, such calculation of Post Closing

Adjustments shall be determined by PricewaterhouseCoopers LLP, Canada, with the assistance of such other experts, if any, as the latter shall designate provided that neither PricewaterhouseCoopers LLP, Canada nor any such experts shall have any right or discretion to resolve disputes relating to interpretation of the terms of this Section 2.3 or any other terms of this Agreement. The cost of such determination shall be shared equally between the parties hereto. Either party may refer any such dispute relating to numerical calculations to PricewaterhouseCoopers LLP, Canada for such determination and such determination shall be final and binding on the parties hereto.

(f) The Mills Transferors and TMLP shall be jointly and severally liable for any Post Closing Adjustments owing by any of the Mills Transferors pursuant to the provisions of this Agreement and any other obligations of the Mills Transferor pursuant to the provisions of Section 2.3, and the Mills Transferors and TMLP shall execute and deliver on the Closing Date an undertaking to readjust and pay the amount of any Post Closing Adjustments owing by the Mills Transferors pursuant to the provisions of this Agreement. The Ivanhoe Transferee and Ivanhoe shall be jointly and severally liable for any Post Closing Adjustments owing by the Ivanhoe Transferee pursuant to the provisions of this Agreement, and the Ivanhoe Transferee and Ivanhoe agree to execute and deliver on the Closing Date an undertaking to readjust and pay the amount of any Post Closing Adjustments owing by the Ivanhoe Transferee pursuant to the provisions of this Agreement. Notwithstanding any other provision of this Section 2.3, except for any Post Closing Adjustments referred to in Section 2.3(m), all adjustments and Post Closing Adjustments to be made pursuant to this Section 2.3 shall, in any event, be completed on or before December 31, 2007 (the “Final Adjustment Date”) and no claim for any re-adjustment may be made by any party thereafter. For greater certainty, it is agreed that the provisions of Sections 2.3(m) and (r) are not subject to the time limitations set out in the preceding sentence since any amounts payable pursuant thereto do not constitute adjustments or Post-Closing Adjustments.

(g) The parties acknowledge that under the terms of the Leases, portions of certain payments, such as real property taxes and operating costs, although paid by the landlord, are charged to and payable by the Tenants under such Leases (the “Rechargeable Sums”) and are collected from such Tenants in monthly instalments on the basis of the landlord’s estimates (the “Rechargeable Sum Estimates”). The Rechargeable Sum Estimates are subject to adjustment with the Tenants when the total amounts of the Rechargeable Sums are finally determined. For greater certainty, Rechargeable Sums shall not include any expenditures or any portion thereof which are not recoverable from the Tenants. It is agreed that, with respect to the Rechargeable Sums and the Rechargeable Sum Estimates, there shall be no adjustments on Closing for Rechargeable Sums and Rechargeable Sums Estimates but as soon as reasonably possible after Closing. Such adjustments shall be made as follows:

(i) as soon as reasonably possible after the Closing, the parties shall adjust for 50% of Rechargeable Sums, based on the principles set forth herein;

(ii) the Ivanhoe Transferee shall provide to the Mills Transferors, at least 30 days before the Final Adjustment Date, a statement which sets out the amounts of the Rechargeable Sum Estimates collected from each Tenant, as well as the amounts expended on account of the Rechargeable Sums, in each case for the period (the “Subject Period”) from the beginning of the then current lease year, or other period relevant to the computation and recovery of Rechargeable Sums pursuant to the Leases, as appropriate, until (and including) the Closing Adjustment Date; and

(iii) the adjustments to Rechargeable Sums shall be done on the basis that:

A.	if the landlord under the Leases has collected pursuant to the Rechargeable Sum Estimates more than it has expended on account of the Rechargeable Sums for such Subject Period, 50% of the amount of such difference shall be paid to the Ivanhoe Transferee and the Ivanhoe Transferee shall be responsible for, and make, the required adjustments with the Tenants in respect of such over-collection in accordance with the terms of the Leases; and

B.	if the landlord under the Leases has collected pursuant to the Rechargeable Sum Estimates less than it has expended on account of the Rechargeable Sums for such Subject Period, 50% of the amount of such difference shall be paid to the Mills Transferors, and the Ivanhoe Transferee shall be entitled, subject to the terms of the Leases, to recover such Rechargeable Sums from Tenants and to retain the amount collected from Tenants in respect of such difference.

The Ivanhoe Transferee shall be responsible to conclude all final reconciliations and to make all payments and satisfy all obligations with all Tenants relating to the Rechargeable Sums and Rechargeable Sum Estimates; provided, however, that the parties shall readjust any amount which either the Ivanhoe Transferee or the Mills Transferors determine, acting reasonably, prior to the Final Adjustment Date, as a result of such final reconciliations with Tenants or as a result of an audit by a Tenant, was incorrectly or inaccurately adjusted or neglected to be adjusted between the Ivanhoe Transferee and the Mills Transferors pursuant to the terms hereof.

(h) The parties hereby agree that there shall be an adjustment in respect of all Leasing Costs payable (whether before or after Closing) in respect of the then current term of any of the Leases in existence as of the Closing Adjustment Date and the Mills Transferors shall be responsible for the payment of 50% of any such Leasing Costs that have not been paid prior to the Closing, and that the Mills Transferors shall be responsible for 50% of all leasing fees and commission payable (whether before or after Closing) in respect of the then current term of any of the Leases in existence as of the Closing Adjustment Date and in each case such amount shall be shown as an adjustment in favour of the Ivanhoe Transferee on the Statement of Adjustments if unpaid to the parties entitled thereto by Closing.

(i) It is also agreed that:

(i) except as otherwise provided for in this Agreement, the Ivanhoe Transferee shall not be entitled to be paid or receive the benefit of the Mills Transferors’ 50% interest in any Arrears nor will the Mills Transferors be entitled to any credit for any such Arrears. “Arrears” means all rents and other amounts due and payable under the Leases for any period prior to or ending on the Closing Adjustment Date and also, in the case of the St. Enoch Property, any rents and amounts that become due and payable as a result of rent reviews after the Closing Adjustment Date in respect of any period prior to or ending on the Closing Adjustment Date (but only such period). The Ivanhoe Transferee shall use reasonable efforts to collect such Arrears following the Closing Date, provided that the Ivanhoe Transferee shall not be obliged to distrain for rent, terminate any Lease or bring any action for payment of indebtedness, and the Mills Transferors shall not take any actions or proceedings of any nature against any Tenants to collect any such Arrears. If, after the Closing Date, any owner of a Property or any Joint Entity receives any monies from any Tenant who owes Arrears, such monies shall be applied as follows:

A.	first, against any rent and other amounts owing by such Tenant in respect of the month in which the Closing Date occurs;

B.	second, against any rent (including arrears of rent) and other amounts owing by such Tenant in respect of any time after the month in which the Closing Date occurs through and including, (i) in the case of monies collected in respect of Vaughan Mills Shopping Center, the calendar month in which such monies are received and (ii) in the case of monies received in respect of the St. Enoch Property, the calendar quarter in which such monies are received;

C.	third, against any third party costs (including reasonable accounting and legal costs) incurred in respect of the collection of such monies; and

D.	thereafter, the excess, if any, against the Arrears; if any money is payable to the Mills Transferors in accordance with this Clause D, the Ivanhoe Transferee shall pay to the Mills Transferors within 10 Business Days after collection thereof, 50% of such monies, together with a statement as to the amount of such Arrears and the application of the proceeds thereof; and

(ii) if there are any realty or business tax appeals for the period prior to the Closing Adjustment Date, the Ivanhoe Transferee or the Joint Entities shall be entitled to continue such appeals and the Mills Transferors shall be entitled to receive 50% of any payment or other benefits resulting therefrom that relate to the period prior to the Closing Adjustment Date (except to the extent that such payments are properly payable to any Tenants under the terms of their Leases, which amounts, net of all costs recoverable from the concerned Tenants, if any, shall be paid by the Ivanhoe Transferee or the Joint Entities to such Tenants).

(j) There shall be no adjustment at the Closing for percentage rent payable under the Leases. As soon as reasonably possible after the Closing, after the expiry of the percentage rent year in which the Closing Adjustment Date occurs, the percentage rent, if any, earned under each of the Leases shall be readjusted, if necessary. The adjustments and readjustments shall be done on the following basis: the parties shall calculate the aggregate percentage rent payable by each Tenant to the landlord pursuant to its Lease for such percentage rent year (the “Total Percentage Rent”). The Mills Transferors shall be entitled to 50% of the Pre-Closing Amount and the Ivanhoe Transferee shall be entitled to the balance of the Total Percentage Rent. The “Pre-Closing Amount” means the Total Percentage Rent multiplied by a fraction, the numerator of which is the number of days from and including the first day of such percentage rent year to, and including, the Closing Adjustment Date and the denominator of which is the number of days in such percentage rent year.

(k) After Closing, the Ivanhoe Transferee shall cause each of the Joint Entities to make all required tax filings in respect of the current taxation year, as well as any prior taxation year for which filings have not been made as of Closing, and shall consult with the Mills Transferors in respect of the preparation of same. Each of the Ivanhoe Transferee and the Mills Transferors shall provide the other and its auditors, during normal business hours at any time and from time to time after Closing to and until the Final Adjustment Date (or, in the case of a tax reassessment, at any time after Closing), upon reasonable prior notice, access to its books, files and records relating exclusively to the Properties, the Joint Entities or the Mills Interests, for the purpose of preparation of tax returns or other filings for the Joint Entities, calculating or verifying the amount of any Closing Adjustments, percentage rent, Rechargeable Sums and Rechargeable Sum Estimates, obtaining information required to complete any audit of the financial statements of any of the Joint Entities or any of the parties hereto or their Affiliates, or any other legitimate business purpose.

(l) There shall be no adjustments either on or after the Closing Adjustment Date in respect of any amounts payable after the Closing Adjustment Date to the parties hereto, any of their Affiliates, or the Joint Entities (or any credits, benefits, entitlements or reimbursements, existing or future, in their favour) in respect of charges, levies or other amounts that have been paid by any such Persons to any Governmental Authority or other public authority, or any utility, in respect of development of or construction on or relating to the Properties.

(m) If at any time prior to the sixth (6th) anniversary of the Closing Date, it is ascertained that, in respect of any period prior to or ending on the Closing Adjustment

Date, there are any Taxes (other than real property and personal property taxes) payable by any of the Joint Entities that have not been paid on or before the Closing Adjustment Date or adjusted for as a Closing Adjustment on the Closing (including any Taxes payable in respect of any tax returns or other filings for the Joint Entities for the current tax years of such Joint Entities), the Mills Transferors shall be responsible for 50% of any such amounts and the Ivanhoe Transferee shall be responsible for 50% of any such amounts, including in each case all penalties and interest payable in respect thereof notwithstanding that such amount is claimed after the Final Adjustment Date, except that the Mills Transferors shall be responsible for 100% of any Taxes (including all interest and penalties payable) in respect of any withholdings or remittances required pursuant to Applicable Laws in respect of any amounts paid to any Mills Entities by any of the Joint Entities, whether before or after Closing.

(n) Immediately prior to Closing, all of the monies in the possession of the St. Enoch Trustee (in its own capacity or as trustee of the St. Enoch Trust) or VMSCC, as the case may be, on the Closing Adjustment Date that are the property of such Joint Entity (except to the extent attributable to the period from and after the Closing Adjustment Date, all of which monies belong, and shall be distributed to, the Ivanhoe Transferee) shall be distributed to the Mills Transferors and the Ivanhoe Transferee in accordance with the terms of the applicable Operative Agreements (including, without limitation, the St. Enoch Trust Instrument), but without regard to any provisions thereof which call for the establishment or retention of reserves, and the provisions of Section 2.3(a) above, provided that any monies to which any Person is so entitled shall first be applied in payment of all accrued and unpaid interest on all outstanding loans to the relevant Joint Entity made by such Person.

(o) At Closing following the sale by VMSCC of all of its remaining assets as described in Section 2.1(f)(ii) and prior to the purchase by Ivanhoe II of the Mills VMSCC Shares as described in Section 2.1(f)(iii) (and in addition to any amounts distributed under Section 2.3(n)) the parties agree to cause VMSCC to distribute all of the VMSCC Sale Proceeds to the Vaughan Trust, as to 50% of such proceeds, and Ivanhoe II, as to 50% of such proceeds, in accordance with such parties respective shareholdings in VMSCC at such time. The parties agree that any amount otherwise payable by VMSCC as described in this Section 2.3(o) to the Vaughan Trust but withheld on account of withholding tax obligations shall be deemed to be received by the Vaughan Trust for purposes hereof.

(p) Prior to the Closing Adjustment Date, all capital calls made by any Joint Entities prior to or ending on the Closing Adjustment Date that have not yet been funded by the applicable Person shall be satisfied in full. The Mills Fees and the IC Fees payable in respect of the period prior to or ending on the Closing shall be reflected in the Statement of Adjustments. To the extent that the Mills Fees or the IC Fees are not determined between the parties at Closing, then any such undetermined fees shall be treated as a Post-Closing Adjustment in accordance with Section 2.3(d).

(q) The adjustments shall include an adjustment in favour of the Ivanhoe Transferee for all accrued GST payable by VMSCC in respect of periods prior to the Closing Adjustment Date and the Ivanhoe Transferee shall cause VMSCC to pay all such accrued GST when it becomes due and payable.

(r) Any monies and all rental cheques received by the Mills Transferors and/or VMSCC from Tenants in respect of the period after (but excluding) the Closing Adjustment Date shall be held in trust by the Mills Transferors and/or VMSCC for the Ivanhoe Transferee and remitted (and in the case of rental cheques endorsed (without recourse) in favour of, and delivered) to the Ivanhoe Transferee or as it may direct following the Closing.

(s) The Mills Transferors shall be credited, as a Closing Adjustment, with an amount equal to the Balance (as determined without reference to this Section 2.3(s)) multiplied by .0001164 per day for the period commencing on (and including) the first day after the Closing Adjustment Date and ending on October 4, 2006, unless the Closing is delayed beyond October 5, 2006 as a result solely of the default of the Ivanhoe Transferees in which case such period shall end on the Closing Date.

(t) All of the provisions of this Section 2.3 shall survive, and shall not merge on, Closing.

2.4. Name Licensing.

(a) On the Closing Date, the Mills Transferors shall cause TMLP to execute an Assignment of Intellectual Property, in the form attached as Schedule S.

(b) On the Closing Date, TMLP and Ivanhoe II shall execute an amendment and restatement of the Vaughan Mills Licensing Agreement (the “Vaughan Mills Amended and Restated Licensing Agreement”), in the form attached hereto as Schedule Q.

(c) On the Closing Date, TMLP, Mills Corp., and Ivanhoe shall execute an amendment to the Master Agreement (the “Master Agreement Amendment”), in the form attached hereto as Schedule R.

2.5. Transfer Costs.

(a) The Ivanhoe Transferee shall pay the following costs (collectively, “Transfer Costs”):

(i) all transfer taxes, GST, VAT, provincial sales tax, stamp duty (including stamp duty land taxes), other land taxes and any other similar taxes that will be due in connection with the transfer of the Mills Interests and the Properties whether arising from a reassessment or otherwise and all city, provincial and national charges to record and file documents, other than any costs and registration fees payable in connection with the discharge of Encumbrances, if any, which are to be discharged by any of the Mills Transferors;

(ii) the filing fees (and applicable GST) in respect of Ivanhoe II’s short-form merger notification filing and ARC request pursuant to the Competition Act, which filing was made on or about August 16, 2006; and

(iii) any loan consent, loan assumption, or other fees payable to the lenders or other finance parties under the St. Enoch Debt as a result of or in connection with the transfer of the Mills Interests hereunder. The Ivanhoe Transferee hereby confirms no such fees are payable with respect to the Vaughan Debt.

(b) Ivanhoe II hereby indemnifies and saves the Mills Transferors and their shareholders, directors, officers, employees, advisors and agents harmless from all Claims incurred, suffered or sustained as a result of the failure by the Ivanhoe Transferee to:

(i) pay any Transfer Costs, and

(ii) file any returns, certificates, filings, election notices or other documents required to be filed by the Ivanhoe Transferee or the Joint Entities with any federal, provincial or other taxing authorities in connection with the conveyance or transfer to the Ivanhoe Transferee of the Mills Interests and the Properties.

(c) Without limiting the foregoing, Ivanhoe II acknowledges that the Purchase Price does not include GST payable in respect of the purchase of the Vaughan Mills Subject Assets or the Vaughan Mills Peripheral Property Subject Assets pursuant to this Agreement and that it shall be responsible for the payment of any such GST in addition to the Purchase Price. On the Closing Date, Ivanhoe II shall provide the Mills Transferors with the GST Undertaking and Indemnity confirming that the purchaser is purchasing the Vaughan Mills Subject Assets and the Vaughan Mills Peripheral Property Subject Assets on its own account and not in trust for any other Person and that the purchaser is registered pursuant to the Excise Act for the purposes of paying GST in Canada and that such registration has not been varied, cancelled or revoked, together with its registration number. The GST Undertaking and Indemnity shall confirm that, and Ivanhoe II hereby covenants and agrees that, the purchaser shall self-assess and remit to the appropriate Governmental Authority the GST which is payable in connection with the transfer of the Vaughan Mills Subject Assets and the Vaughan Mills Peripheral Property Subject Assets, all in accordance with the Excise Act and Ivanhoe II shall indemnify and save the Mills Transferors harmless from any GST, penalty, interest or other amounts which may be payable by or assessed against the Mills Transferors under the Excise Act as a result of or in connection with the Mills Transferors’ failure to collect or remit any GST applicable on the sale, transfer and conveyance of the Vaughan Mills Subject Assets and the Vaughan Mills Peripheral Property Subject Assets by the Vaughan Trust or Vaughan Residual, as applicable, to Ivanhoe II or its Qualified Designee. If Ivanhoe II fails to provide the GST Undertaking and Indemnity to the Mills Transferors by the Closing, or if the purchaser is not at Closing registered as a registrant under the Act, the Ivanhoe Transferee shall pay to the Mills Transferors at Closing, the GST required to be paid pursuant to the Excise Act with respect to the Transactions in addition to the Purchase Price.

(d) The provisions of this Section 2.5 shall survive, and shall not merge on, Closing.

2.6. Escrow Provisions.

(a) All Closing Documents (including the Balance) shall be delivered into escrow at the place of Closing on or before the Closing Date in accordance with the provisions of this Agreement and the Closing Deliveries Escrow Agreement.

(b) The parties agree that the registration of all Closing Documents intended to be registered in the appropriate registry office or any other offices of public record shall be completed in accordance with the provisions of the Closing Deliveries Escrow Agreement.

2.7. Conduct of Business. From and after the date hereof and until the Closing, (i) the Mills Transferors, Mills Global and Vaughan Mills Manager shall use commercially reasonable efforts to operate the Properties and the Joint Entities (or, if applicable, to cause the Properties and the Joint Entities to be operated) in a manner consistent with past practices and with the requirements of the Operative Agreements and the Management Arrangements and (ii) the Mills Transferors, Mills Global, Vaughan Mills Manager and their Affiliates shall not take any material action with respect to the Properties or the Joint Venture Entities without the prior consent of Ivanhoe II, which may be withheld in its sole and absolute discretion, unless previously approved by or committed to by Ivanhoe II or any of its Affiliates. In addition, and without limiting the foregoing, from and after the Cut-Off Date and until the Closing, the Mills Transferors, Mills Global and Vaughan Mills Manager shall not create any Encumbrances affecting the Properties (except for any Encumbrances which any of the foregoing entities are required to create under Applicable Laws or under any of the Leases in existance as of the Cut-Off Date) without the prior written approval of the Ivanhoe Transferee, which approval may be withheld by the Ivanhoe Transferee in its sole and absolute discretion.

All of the provisions of this Section 2.7 shall survive, and shall not merge on, Closing.

2.8. Representations and Warranties of the Mills Transferors.

(a) Vaughan Advisory hereby represents and warrants to Ivanhoe II, on its own behalf and on behalf of the Vaughan Trust, as follows (provided that each of the representations and warranties is qualified by the Disclosure Schedule attached hereto as Schedule I (as specifically set out therein)):

(i) Vaughan Advisory is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its businesses as now conducted and to act on behalf of, and bind, the Vaughan Trust. The Vaughan Trust is an irrevocable grantor trust duly created and validly existing pursuant to the laws of the Commonwealth of Virginia, and the Vaughan Trust Agreement is in full force and effect and has not been amended;

(ii) (A) the execution, delivery and performance by Vaughan Advisory, as the sole trustee of the Vaughan Trust, of this Agreement and the Closing Documents to which it is a party, are within its powers and have been duly and validly authorized by all requisite proceedings of the Vaughan Trust and Vaughan Advisory; (B) the

execution, delivery and performance by Vaughan Advisory, as nominee for and on behalf of Vaughan Residual, of this Agreement and the Closing Documents to which it is a party, are within its powers and have been duly and validly authorized by all requisite proceedings of Vaughan Advisory; (C) this Agreement has been duly executed and delivered by Vaughan Advisory as sole trustee of the Vaughan Trust, constitutes legal, valid and binding obligations of Vaughan Advisory and the Vaughan Trust enforceable against Vaughan Advisory and the Vaughan Trust in accordance with their terms, and does not contravene and will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Vaughan Advisory and/or the Vaughan Trust under, any provision of the Vaughan Trust Agreement, under any Applicable Laws and/or under any contractual restriction applicable to or binding upon Vaughan Advisory or Vaughan Trust; (D) on Closing, the Closing Documents to which Vaughan Advisory, as the sole trustee of the Vaughan Trust, is a party will have been duly executed and delivered and will constitute legal, valid and binding obligations of Vaughan Advisory and the Vaughan Trust enforceable against Vaughan Advisory and the Vaughan Trust in accordance with their terms, and will not contravene or result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Vaughan Advisory and/or the Vaughan Trust under, any provision of the Vaughan Trust Agreement, under any Applicable Laws and/or under any contractual restriction applicable to or binding upon Vaughan Advisory or Vaughan Trust; (E) this Agreement has been duly executed and delivered by Vaughan Advisory, as nominee for and on behalf of Vaughan Residual, and constitutes legal, valid and binding obligations of Vaughan Advisory, enforceable against Vaughan Advisory in accordance with their terms, and does not contravene and will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Vaughan Advisory under, any provision of Vaughan Advisory’s articles or by-laws, under any Applicable Laws and/or under any contractual restriction applicable to or binding upon Vaughan Advisory; and (F) on Closing, the Closing Documents to which Vaughan Advisory, as nominee for and on behalf of Vaughan Residual is a party will have been duly executed and delivered and will constitute legal, valid and binding obligations of Vaughan Advisory, enforceable against Vaughan Advisory in accordance with their terms, and will not contravene or result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Vaughan Advisory under, any provision of Vaughan Advisory’s articles or by-laws, under any Applicable Laws and/or under any contractual restriction applicable to or binding upon Vaughan Advisory;

(iii) subject to, in the case of (z) below, and receipt of consent from Ivanhoe under the Vaughan Loan Documents, the execution and delivery of this Agreement by Vaughan Advisory, as the sole trustee of the Vaughan Trust, and as nominee for and on behalf of Vaughan Residual, and the performance by it of its obligations hereunder do not and will not conflict with or violate (x) any law (other than the Bulk Sales Act, if applicable), rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Vaughan Advisory or the Vaughan Trust, (y) any decision or ruling of any arbitrator to which Vaughan Advisory is a party or by which Vaughan Advisory or the Vaughan Trust, or any of its assets is bound or (z)

any contract, instrument or other agreement to which Vaughan Advisory is a party or by which Vaughan Advisory or the Vaughan Trust, or any of its assets, is bound;

(iv) Vaughan Advisory, as the sole trustee of the Vaughan Trust, is the legal and beneficial owner of the Vaughan Mills Subject Assets; provided, however, the foregoing shall not be deemed to be a representation as to the existence of any Encumbrances on the Vaughan Mills Subject Assets (which is the subject of the representation in Section 2.8(e)(iv)) or the marketability of title thereto. Vaughan Advisory, as the sole trustee of the Vaughan Trust, is the legal and beneficial owner of the Mills VMSCC Shares, free and clear of all Encumbrances except Permitted Encumbrances. Without limiting the generality of the foregoing, no Person other than Ivanhoe II or another Subsidiary of Ivanhoe has any written or oral agreement or option or any right of privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from Vaughan Advisory or the Vaughan Trust of any of the Vaughan Mills Subject Assets or the Mills VMSCC Shares, and none of the Mills VMSCC Shares is subject to any voting trust, shareholder agreement or voting agreement (other than the Operative Agreements);

(v) Vaughan Advisory, as the nominee for and on behalf of Vaughan Residual, is the legal owner of the Vaughan Mills Peripheral Subject Assets; provided, however, the forgoing statement shall not be deemed to be a representation as to the existence of any Encumbrances on the Vaughan Mills Peripheral Subject Assets or the adequacy of title thereto. No Person other than Ivanhoe II or another Subsidiary of Ivanhoe has any written or oral agreement or option or any right of privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from Vaughan Advisory any of the Vaughan Mills Peripheral Subject Assets; and

(vi) Vaughan Advisory and the Vaughan Trust are both solvent, able to pay their respective debts as such debts become due, have capital sufficient to carry on their business and transactions and all businesses and transactions in which they are about to engage, and the value of their respective property at a fair valuation is greater than the sum of their respective debts. No: (A) petition in bankruptcy; (B) insolvency proceedings; (C) petition for reorganization or for appointment of a receiver or trustee; (D) assignment for the benefit of the creditors; (E) proceedings seeking protection from creditors or other relief in respect of obligations to other Persons; or (F) similar proceedings have been made or filed, or are pending or threatened, by or against Vaughan Advisory or Vaughan Trust.

(b) Vaughan Residual hereby represents and warrants to the Ivanhoe Transferee as follows (provided that each of the representations and warranties is qualified by the Disclosure Schedule attached hereto as Schedule I (as specifically set out therein)):

(i) Vaughan Residual is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario and has all requisite corporate power and authority to carry on its businesses as now conducted;

(ii) (A) the execution, delivery and performance by Vaughan Residual of this Agreement and the Closing Documents to which it is a party, are within its powers and have been duly and validly authorized by all requisite proceedings of the Vaughan Residual; (B) this Agreement has been duly executed and delivered by Vaughan Residual and constitutes legal, valid and binding obligations of Vaughan Residual enforceable against Vaughan Residual in accordance with their terms, and does not contravene and will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Vaughan Residual under, any articles or by-laws of Vaughan Residual, under any Applicable Laws and/or under any contractual restriction applicable to or binding upon Vaughan Residual; and (C) on Closing, the Closing Documents to which Vaughan Residual is a party will have been duly executed and delivered and will not contravene or result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Vaughan Residual under, any articles or by-laws of Vaughan Residual, under any Applicable Laws and/or under any contractual restriction applicable to or binding upon Vaughan Residual;

(iii) subject to, in the case of (z) below, receipt of consent from Ivanhoe under the Vaughan Loan Documents, the execution and delivery of this Agreement and the performance by Vaughan Residual of its obligations hereunder do not and will not conflict with or violate (x) any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Vaughan Residual, (y) any decision or ruling of any arbitrator to which Vaughan Residual is a party or by which Vaughan Residual or any of its assets is bound or (z) any material contract, instrument or other agreement to which Vaughan Residual is a party or by which Vaughan Residual is bound;

(iv) Vaughan Residual is the beneficial owner of the Vaughan Mills Peripheral Subject Assets; provided, however, the foregoing shall not be deemed to be a representation as to the existence of any Encumbrances on the Vaughan Mills Peripheral Subject Assets (which is the subject of the representation in Section 2.8(e)(iv)) or the marketability of title thereto. No Person other than the relevant Ivanhoe Transferee has any written or oral agreement or option or any right of privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from Vaughan Residual of the Vaughan Mills Peripheral Property Subject Assets;

(v) Vaughan Residual is solvent, able to pay its debts as such debts become due, has capital sufficient to carry on its business and transactions and all businesses and transactions in which they are about to engage, and the value of its property at a fair valuation is greater than the sum of its debts. No: (A) petition in bankruptcy; (B) insolvency proceedings; (C) petition for reorganization or for appointment of a receiver or trustee; (D) assignment for the benefit of the creditors; (E) proceedings seeking protection from creditors or other relief in respect of obligations to other Persons; or (F) similar proceedings have been made or filed, or are pending or threatened, by or against Vaughan Residual; and

(vi) Vaughan Residual is not a non-resident of Canada within the meaning of Section 116 of the ITA.

(c) St. Enoch LLC hereby represents and warrants to the Ivanhoe Transferee as follows (provided that each of the representations and warranties is qualified by the Disclosure Schedule attached hereto as Schedule I (as specifically set out therein)):

(i) St. Enoch LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its businesses as now conducted;

(ii) (A) the execution, delivery and performance by St. Enoch LLC of this Agreement and the Closing Documents to which it is a party, are within its powers and have been duly and validly authorized by all requisite proceedings of the St. Enoch LLC; (B) this Agreement has been duly executed and delivered by St. Enoch LLC and constitutes legal, valid and binding obligations of St. Enoch LLC enforceable against St. Enoch LLC in accordance with their terms, and does not contravene and will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of St. Enoch LLC under, any articles or by-laws of St. Enoch LLC, under any Applicable Laws and/or under any contractual restriction applicable to or binding upon St. Enoch LLC; and (C) on Closing, the Closing Documents to which St. Enoch LLC is a party will have been duly executed and delivered and will not contravene or result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of St. Enoch LLC under, any articles or by-laws of St. Enoch LLC, under any Applicable Laws and/or under any contractual restriction applicable to or binding upon St. Enoch LLC;

(iii) the execution and delivery of this Agreement and the performance by St. Enoch LLC of its obligations hereunder do not and will not conflict with or violate (x) any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over St. Enoch LLC, (y) any decision or ruling of any arbitrator to which St. Enoch LLC is a party or by which St. Enoch LLC or any of its assets is bound or (z) subject to receipt of consent from (i) Goldman Sachs under the Goldman Loan Agreement, (ii) St. Enoch Trustee under the St. Enoch Trust Instrument, and (iii) Deutsche Bank under the St. Enoch Debt Documents, any material contract, instrument or other agreement to which St. Enoch LLC is a party or by which St. Enoch LLC is bound;

(iv) St. Enoch LLC is the true and lawful owner of the Mills Trust Units and St. Enoch LLC has not sold, assigned or transferred (or contracted to sell, assign or transfer), or created or permitted to exist any Encumbrance, other than in respect of the St. Enoch Debt, upon or with respect to the Mills Trust Units; and

(v) St. Enoch LLC is solvent, able to pay its debts as such debts become due, has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage, and the value of its property at a fair valuation is greater than the sum of its debts. No: (A) petition in bankruptcy; (B) insolvency proceedings; (C) petition for reorganization or for appointment of a receiver or trustee; (D) assignment for the benefit of the creditors; (E) proceedings seeking protection from creditors or other relief in respect of obligations to other Persons; or (F) similar proceedings have been made or filed, or are pending or threatened, by or against St. Enoch LLC.

(d) Mills UK hereby represents and warrants to the Ivanhoe Transferee as follows (provided that each of the representations and warranties is qualified by the Disclosure Schedule attached hereto as Schedule I (as specifically set out therein)):

(i) Mills UK is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its businesses as now conducted;

(ii) (A) the execution, delivery and performance by Mills UK of this Agreement and the Closing Documents to which it is a party, are within its powers and have been duly and validly authorized by all requisite proceedings of the Mills UK; (B) this Agreement has been duly executed and delivered by Mills UK and constitutes legal, valid and binding obligations of Mills UK enforceable against Mills UK in accordance with their terms, and does not contravene and will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Mills UK under, any articles or by-laws of Mills UK, under any Applicable Laws and/or under any contractual restriction applicable to or binding upon Mills UK; and (C) on Closing, the Closing Documents to which Mills UK is a party will have been duly executed and delivered and will not contravene or result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Mills UK under, any articles or by-laws of Mills UK, under any Applicable Laws and/or under any contractual restriction applicable to or binding upon Mills UK;

(iii) the execution and delivery of this Agreement and the performance by Mills UK of its obligations hereunder do not and will not conflict with or violate (x) any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Mills UK, (y) any decision or ruling of any arbitrator to which Mills UK is a party or by which Mills UK or any of its assets is bound or (z) subject to receipt of consent from Goldman Sachs under the Goldman Loan Agreement and the consent of Deutsche Bank under the St. Enoch Debt Documents, any material contract, instrument or other agreement to which Mills UK is a party or by which Mills UK is bound;

(iv) Mills UK is the true and lawful owner of the Mills Trustee Shares and Mills UK has not sold, assigned or transferred (or contracted to sell, assign or transfer), or created or permitted to exist any Encumbrance, other than in respect of the St. Enoch Debt, upon or with respect to the Mills Trustee Shares;

(v) Mills UK is solvent, able to pay its debts as such debts become due, has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage, and the value of its property at a fair valuation is greater than the sum of its debts. No: (A) petition in bankruptcy; (B) insolvency proceedings; (C) petition for reorganization or for appointment of a receiver or trustee; (D) assignment for the benefit of the creditors; (E) proceedings seeking protection from creditors or other relief in respect of obligations to other Persons; or (F) similar proceedings have been made or filed, or are pending or threatened, by or against Mills UK.

(e) In addition, the Mills Transferors jointly and severally represent and warrant to the Ivanhoe Transferee, as follows (provided that each of the representations and warranties is qualified by the Disclosure Schedule attached hereto as Schedule I (as specifically set out therein)):

(i) the Employee Information has been made available to the Ivanhoe Transferee and is accurate and complete in all material respects and the warranties and representations set out in Schedule L of this Agreement are true and correct as at Closing;

(ii) each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by Applicable Laws and:

A.	all contributions to, and payments from, each Employee Plan which may have been required to be made in accordance with the terms of any such Employee Plan, and, where applicable, Applicable Laws, have been made in a timely manner; and

B.	there are no pending investigations by any governmental or regulatory agency or authority involving or relating to any Employee Plan, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan which could give rise to a liability;

(iii) none of the Mills Transferors or VMSCC have any defined benefit pension plans;

(iv) the Mills Transferors have not, individually or collectively, created any Encumbrances, other than Permitted Encumbrances, affecting the Properties, or any of them, except as permitted by the Operative Agreements or the authority granted to the Mills Transferors and/or their Affiliates under the Management Arrangements;

(v) except as Known by the Purchaser, there are no actions, suits or proceedings that have been served on the Mills Transferors or any of their Affiliates or, to the knowledge of any of the Mills Transferors, the Vaughan Mills Manager and/or Mills Global, threatened in writing against or affecting the Mills Interests, the Joint Entities or the Properties, at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, court, commission, board, bureau, agency or instrumentality, domestic or foreign, or by or before an arbitrator or arbitration board which, if successful, would be reasonably expected to have a material adverse effect on the Mills Interests, any Property or the ability of Mills to complete the Transactions in accordance with this Agreement;

(vi) Schedule N sets out a list of Chattels that includes all Chattels having a value of more than $1,000, specifies where each such Chattel is located, and identifies the beneficial owner of the each such Chattel;

(vii) neither the Mills Transferors nor any other Mills Entities have, individually or collectively, entered into any Leases affecting the Properties, or any of them, except as permitted by the Operative Agreements or the authority granted to the Mills Transferors and/or their Affiliates under the Management Arrangements, other than those Leases Known by the Purchaser, it being acknowledged by the Ivanhoe Transferee that the foregoing shall not be construed as a representation or warranty that any Lease will be in effect on Closing; and

(viii) neither the Mills Transferors nor any other Mills Entities have, individually or collectively, entered into any Contracts except as permitted by the Operative Agreements or the authority granted to the Mills Transferors and/or their Affiliates under the Management Arrangements, other than those Contracts Known by the Purchaser, it being acknowledged by the Ivanhoe Transferee that the foregoing shall not be construed as a representation or warranty that any Contracts will be in effect on Closing.

(f) Survival; Limitation on Liability of the Mills Transferors. The representations and warranties made by any of the Mills Transferors in Sections 2.8(a), (b), (c) and (d) shall survive, and shall not merge on, Closing, without any limit on duration or other restrictions. All Property Representations shall survive the Closing but shall expire on 12:00 p.m. on the first anniversary of the Closing Date (the “Survival Date”) except in the case of any breach of a Property Representation of which notice is given to the Mills Transferor(s) who made it and to TMLP prior to 12:00 p.m. on the Survival Date. In the case of any Property Representation, the Mills Transferors shall only be liable to the Ivanhoe Transferee for a breach of such Property Representation in respect of which (a) the Ivanhoe Transferee delivers written notice of such breach to the Mills Transferors, and TMLP, on or prior to the Survival Date, which notice shall set forth with reasonable detail the pertinent facts of the alleged misrepresentation or breach of warranty, and (b) if the Ivanhoe Transferee, the Mills Transferors, and TMLP are unable to reach written agreement on the settlement of all matters relating to such alleged misrepresentation or breach of warranty, the Ivanhoe Transferee commences legal action or equitable action against any of the Mills Transferors (and/or TMLP under the TMLP Indemnity) on or before the date that is sixty (60) days following the Survival Date.

In addition, in the case only of any Existing Breach of the Property Representations (but not in the case of any breach of any other representations and warranties made in this Section 2.8, or any breach of the Property Representations that is not an Existing Breach), neither TMLP nor the Mills Transferors (individually or collectively) shall be liable for: (i) with respect to all of the Properties, any amounts in excess of the Inaccurate Property Representations Liability Cap; (ii) any Existing Breach of the Property Representations relating to the Vaughan Mills Shopping Centre until the aggregate amount of Claims with respect thereto by the Ivanhoe Transferee as a result of such Existing Breaches of Property Representations is equal to or greater than the Basket Amount, and in such event the Mills Transferors and TMLP shall only be liable in respect thereof for the amount by which the aggregate amount of such Claims exceeds the Basket Amount; and (iii) any Existing Breach of the Property Representations relating to the St. Enoch Property until the aggregate amount of Claims with respect thereto by the Ivanhoe Transferee as a result of such Existing Breaches of Property Representations is equal to or greater than the Basket Amount, and in such event the Mills Transferors and TMLP, collectively, shall only be liable in respect thereof for the amount by which the aggregate amount of such Claims exceeds the Basket Amount. Provided it is confirmed that these limitations upon liability: (A) are applicable only to the Property Representations and not to any other representations and warranties made in this Section 2.8, and in the case of the breach of any such other representations and warranties, these limitations shall not be applicable and the respective rights and obligations of the parties shall be construed without reference to this sentence; and (B) are not applicable in the case of any breach of Property Representations that is not an Existing Breach.

2.9. “As Is” Purchase.

(a) The Ivanhoe Transferee acknowledges and agrees that, except as otherwise expressly provided in this Agreement, all of the Mills Interests are being purchased by the Ivanhoe Transferee “as-is, where-is”, without any representation or warranty of any kind whatsoever, either express or inferred. Without limiting the foregoing, it is agreed that except as otherwise expressly provided in this Agreement, the Mills Transferors, Mills Global and Vaughan Mills Manager make no representations or warranties with respect to any information or documentation provided to the Ivanhoe Transferee with respect to the Properties or the Mills Interests.

(b) The Ivanhoe Transferee hereby agrees that it has “signed-off” on market conditions which influence the Properties and the value thereof, such as, without limitation, the Properties’ competitive position relative to their existing and potential future competitors, market rental rates achievable at the Properties, vacancy assumptions, credit loss and downtime reserves, estimated percentage rents, projected growth rates (if any) in rents, expenses and/or retail sales, lease cancellation income, profit from tenant environmental charges, impact of sale on assessed value, tenant work and leasing fee levels necessary to generate estimated market rents, tenant retention ratios and the need for and amount of any capital reserves.

(c) Without limiting the generality of the foregoing and without derogating from the provisions of Section 2.8, the Ivanhoe Transferee irrevocably acknowledges and agrees that the Ivanhoe Transferee shall not make any Claim in respect of the implied covenants included in the transfer/deed pursuant to the Land Registration Reform Act, R.S.O. 1990, as amended.

2.10. Representations and Warranties of the Ivanhoe Transferee.

(a) Ivanhoe II hereby represents and warrants to the Mills Transferors that:

(i) Ivanhoe II is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario and has all requisite corporate power and authority to carry on its businesses as now conducted;

(ii) (A) the execution, delivery and performance by Ivanhoe II of this Agreement and the Closing Documents to which it is a party, are within its powers and have been duly and validly authorized by all requisite proceedings of the Ivanhoe II; (B) this Agreement has been duly executed and delivered by Ivanhoe II and constitutes legal, valid and binding obligations of Ivanhoe II enforceable against Ivanhoe II in accordance with their terms, and does not contravene and will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Ivanhoe II under, any articles or by-laws of Ivanhoe II, under any Applicable Laws and/or under any contractual restriction applicable to or binding upon Ivanhoe II; and (C) on Closing, the Closing Documents to which Ivanhoe II is a party will have been duly executed and delivered and will not contravene or result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Ivanhoe II under, any articles or by-laws of Ivanhoe II, under any Applicable Laws and/or under any contractual restriction applicable to or binding upon Ivanhoe II;

(iii) subject to, in the case of (z) below, receipt of consent from Ivanhoe under the Vaughan Loan Documents, the execution and delivery of this Agreement and the performance by Ivanhoe II of its obligations hereunder do not and will not conflict with or violate (x) any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Ivanhoe II, (y) any decision or ruling of any arbitrator to which Ivanhoe II is a party or by which Ivanhoe II or any of its assets is bound or (z) any material contract, instrument or other agreement to which Ivanhoe is a party or by which Ivanhoe II is bound;

(iv) Ivanhoe II is solvent, able to pay its debts as such debts become due, has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage, and the value of its property at a fair valuation is greater than the sum of its debts. No (A) petition in bankruptcy; (B) insolvency proceedings; (C) petition for reorganization or for appointment of a receiver or trustee; (D) assignment for the benefit of the creditors; (E) proceedings seeking protection from creditors or other relief in respect of obligations to other Persons; or (F) similar proceedings have been made or filed, or are pending or threatened, by or against Ivanhoe II.

(b) Ivanhoe Newco hereby represents and warrants to the Mills Transferors that:

(i) Ivanhoe Newco is a corporation duly organized, validly existing and in good standing under the laws of Canada and has all requisite corporate power and authority to carry on its businesses as now conducted;

(ii) (A) the execution, delivery and performance by Ivanhoe Newco of this Agreement and the Closing Documents to which it is a party, are within its powers and have been duly and validly authorized by all requisite proceedings of the Ivanhoe Newco; (B) this Agreement has been duly executed and delivered by Ivanhoe Newco and constitutes legal, valid and binding obligations of Ivanhoe Newco enforceable against Ivanhoe Newco in accordance with their terms, and does not contravene and will not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Ivanhoe Newco under, any articles or by-laws of Ivanhoe Newco, under any Applicable Laws and/or under any contractual restriction applicable to or binding upon Ivanhoe Newco; and (C) on Closing, the Closing Documents to which Ivanhoe Newco is a party will have been duly executed and delivered and will not contravene or result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of Ivanhoe Newco under, any articles or by-laws of Ivanhoe Newco, under any Applicable Laws and/or under any contractual restriction applicable to or binding upon Ivanhoe Newco;

(iii) the execution and delivery of this Agreement and the performance by Ivanhoe Newco of its obligations hereunder do not and will not conflict with or violate (x) any law, rule, judgment, regulation, order, writ, injunction or decree of any court or governmental or quasi-governmental entity with jurisdiction over Ivanhoe Newco, (y) any decision or ruling of any arbitrator to which Ivanhoe Newco is a party or by which Ivanhoe Newco or any of its assets is bound or (z) any material contract, instrument or other agreement to which Ivanhoe is a party or by which Ivanhoe Newco is bound; and

(iv) Ivanhoe Newco is solvent, able to pay its debts as such debts become due, has capital sufficient to carry on its business and transactions and all businesses and transactions in which it is about to engage, and the value of its property at a fair valuation is greater than the sum of its debts. No (A) petition in bankruptcy; (B) insolvency proceedings; (C) petition for reorganization or for appointment of a receiver or trustee; (D) assignment for the benefit of the creditors; (E) proceedings seeking protection from creditors or other relief in respect of obligations to other Persons; or (F) similar proceedings have been made or filed, or are pending or threatened, by or against Ivanhoe Newco.

(c) Survival; Limitation on Liability of Ivanhoe II and Ivanhoe Newco. The representations and warranties made by the Ivanhoe Transferee shall survive, and shall not merge on, Closing without any limit on duration or other restrictions.

2.11. Mutual Releases and Indemnity. At Closing:

(a) the Ivanhoe Transferee and the Mills Transferors shall deliver a mutual release of all Claims with respect to the Operative Agreements other than the St. Enoch Trust Instrument (the “JV Release”);

(b) the parties to the Management Arrangements shall execute a termination of the Management Arrangements and mutual release of Claims with respect to the Management Arrangements, provided that such release shall not be applicable in respect of pre- Closing Date indemnity obligations under such Management Arrangements nor shall any party be released from any Claims with respect to matters that are covered by insurance (except to the extent the amount of any such Claim exceeds the applicable coverage) or that result from activities substantially inconsistent with standards that would be exercised by a reasonable and prudent Person who is experienced in performing comparable services or functions (the “Management Termination and Release”);

(c) Ivanhoe II shall execute a release of Claims for all other obligations of TMLP and/or its Affiliates to Ivanhoe II and/or any of its Affiliates under that certain Guaranty, dated as of February 24, 2004, made by TMLP for the benefit of Ivanhoe II (the “Ivanhoe-TMLP Release”);

(d) the Mills St. Enoch Trustee Directors shall resign in their capacities as directors of St. Enoch Trustee at Closing, and the St. Enoch Trustee shall execute a release of liability in favour of such Mills St. Enoch Trustee Directors (the “Mills St. Enoch Trustee Directors Release”) and the Mills VMSCC Directors and Officers shall resign in their capacities as directors or officers of VMSCC at Closing and VMSCC and Ivanhoe II shall execute a release of liability in favour of such Mills VMSCC Directors and Officers (the “Mills VMSCC Directors and Officers Release”);

(e) a release by Ivanhoe of the Mills Transferors, TMLP and the Mills Corp. under the Vaughan Loan Documents (the “Vaughan Loan Documents Release”);

(f) a release by the Mills Transferors in favour of VMSCC of all amounts owing to the Mills Transferors under the VMSCC Inter-Corporate Loans (the “Mills VMSCC Inter-Corporate Loans Release”); and

(g) Ivanhoe II shall deliver an indemnity agreement (the “Ivanhoe VMSCC Mills Transferors Indemnity”) that provides it shall indemnify and save harmless the Mills Transferors from any Claim against the Mills Transferors or any required contribution to be made by the Mills Transferors which may be made or required under or pursuant to Section 135 of the Companies Act (Nova Scotia) by virtue of Vaughan Trust having been a member of VMSCC or Vaughan Advisory having been the trustee of Vaughan Trust in its capacity as member of VMSCC; provided that this indemnity shall not derogate from the rights of the Ivanhoe Transferee or the obligations of the Mills Transferors under any other provisions of this Agreement or other Closing Documents, and in the event of any conflict or inconsistency between this indemnity and any other provisions of this Agreement or other Closing Documents, the other provisions of this Agreement or the other Closing Documents shall prevail.

2.12. Transition.

(a) Contracts. The Mills Transferors have advised the Ivanhoe Transferee that in fulfilment of their obligations under the Management Arrangements, the Vaughan Mills Manager and/or Mills Global have entered into contracts with Third Parties relating to the management or operation of the Properties (the “Mills Service Contracts”). Prior to the date hereof, the Mills Transferors shall have provided to Ivanhoe II complete copies of, and a list of, all Mills Service Contracts for each of the Properties as well as other Contracts in respect of the Properties or the Joint Entities (the “Designated Contracts”) with Third Parties, if any, to which neither the Joint Entities nor any Ivanhoe Entity is a party (which list is set forth on Schedule D hereto). At Closing, the Mills Transferors shall assign, or shall cause their Affiliates to assign, all such Mills Service Contracts and all of the Designated Contracts to Ivanhoe II, or any Qualified Designee designated by it (in the case of Vaughan Mills Shopping Centre) or Ivanhoe Newco, or any Qualified Designee designated by it, (in the case of the St. Enoch Property) and such assignee shall assume the Mills Service Contracts and other Designated Contracts so assigned to it pursuant to one or more Assignment and Assumption of Contracts. Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to, the Ivanhoe Transferee any Contract or Permitted Encumbrance which is (i) not assignable, or (ii) not assignable without the approval or consent of the other party or parties thereto, without first obtaining such approval or consent (collectively “Non-Assignable Rights”). Notwithstanding any other provisions of this Agreement, the failure to obtain any such approval or consent, or the fact that a Contract or Permitted Encumbrance is not assignable, shall not entitle the Ivanhoe Transferee to terminate this Agreement or to any other right or remedy whatsoever. In connection with such Non-Assignable Rights the relevant Mills Transferor, or the relevant Affiliate thereof, shall, at the request of the Ivanhoe Transferee and in each case at the Ivanhoe Transferee’s expense:

(i) apply for and use all reasonable efforts to obtain all such consents or approvals, in a form satisfactory to the Ivanhoe Transferee acting reasonably, provided that nothing herein shall require the Mills Transferors to make any payment to any other party or incur any other obligations or liabilities; and

(ii) co-operate with the Ivanhoe Transferee in any reasonable and lawful arrangements designed to provide the benefits of such Non-Assignable Rights to the Ivanhoe Transferee, including without limitation, holding any such Non-Assignable Rights in trust for the Ivanhoe Transferee or acting as agent for the Ivanhoe Transferee, provided that pursuant to such arrangements the Ivanhoe Transferee fully indemnifies the Mills Transferors for all obligations or liabilities incurred thereunder or in connection therewith.

In the event of any conflict or inconsistency between this Section and any other provision of this Agreement, this Section shall prevail.

(b) Vaughan Mills Employees.

(i) The Mills Transferors and Vaughan Mills Manager shall terminate the employment, as of the Closing Date, of all of the Vaughan Mills Employees, and shall waive all non-compete and confidentiality provisions in respect of the Vaughan Mills Employees. The Mills Transferors and Vaughan Mills Manager shall comply with all Applicable Laws in connection with such terminations, including those relating to statutory notice, payment of vacation pay and severance. Ivanhoe II has provided to the Mills Transferors a detailed report setting out all amounts that will be owing to the Vaughan Mills Employees as a consequence of their termination by the Vaughan Mills Manager in respect of: (A) statutory notice; (B) payment of vacation pay and severance under Applicable Laws; (C) payment of all other amounts due under common law as a consequence of such terminations; and (D) without derogating from the provisions of Section 2.12(b)(ii), payment of contractual obligations (including the continued payment of insurance premiums and RRSP matching contributions) relating to such terminations (collectively, the “Aggregate Termination Payments”). The Mills Transferors shall be credited, as a Closing Adjustment, with the amounts of the Aggregate Termination Payments to the extent not already funded directly or indirectly by the Ivanhoe Transferees or their Affiliates and the Mills Transferors shall provide to Ivanhoe II, on or before Closing, evidence that the Aggregate Termination Payments have been paid to the Vaughan Mills Employees. The Mills Transferors shall be credited, as a Post Closing Adjustment, with any RRSP matching contributions that the Mills Transferors make after the Closing in respect of such Vaughan Mills Employees, provided that the Mills Transferors are obligated, by Applicable Laws (or by contractual obligations that have been disclosed to the Ivanhoe Transferee on or before the Cut-Off Date) to make such matching RRSP contributions.

(ii) The Mills Transferors confirm to Ivanhoe II that none of the Mills Transferors has made, nor will it make, any commitments to any Vaughan Mills Employees regarding severance packages (other than such payments as such Vaughan Mills Employees are entitled to under Applicable Laws or have been disclosed to the Ivanhoe Transferee on or before the Cut-Off Date) or any of the terms and conditions of their future employment by Ivanhoe.

(iii) The Mills Transferors shall be liable to Ivanhoe II, and shall indemnify and save harmless Ivanhoe II and Ivanhoe against, any and all Claims incurred by Ivanhoe II or Ivanhoe, directly or indirectly, as a result of the Mills Transferors’ failure to comply with their obligations pursuant to Sections 2.12(b)(i) and (ii), and for all Claims incurred by Ivanhoe II, directly or indirectly, relating to the Vaughan Mills Employees in respect of the period prior to Closing (other than those Claims for which Ivanhoe II has indemnified the Mills Transferors pursuant to Section 2.12(b)(iv) below).

(iv) Ivanhoe II shall be liable to the Mills Transferors and Vaughan Mills Manager, and shall indemnify and save harmless the Mills Transferors and Vaughan Mills Manager against, any and all Claims incurred by the Mills Transferors or Vaughan Mills Manager, directly or indirectly in respect of (A) statutory notice; (B) payment of vacation pay and severance under Applicable Laws; (C) payment of all other amounts due under common law as a consequence of such terminations; and (D) without derogating from the provisions of Section 2.12(b)(ii), payment of contractual obligations (including the continued payment of insurance premiums and RRSP matching contributions) relating to the termination of the Vaughan Mills Employees in respect of the period prior to Closing in excess of the Aggregate Termination Payments.

(c) St. Enoch Employees.

(i) In respect of the St. Enoch Employees, all liabilities in relation to salaries, wages, bonus or commission, expenses, national insurance and pension contributions and liability for Taxes (but for the avoidance of doubt this shall not include any entitlement to redundancy payments or any other obligation in respect of a St. Enoch Employee’s period of continuous service) shall be apportioned on a time basis so that such part of the relevant charges attributable to the period ending on Closing shall be borne equally by the Mills Transferors and the Ivanhoe Transferee and such part of the relevant charges attributable to the period commencing on the day immediately following Closing shall be borne by the Ivanhoe Transferee (save that in relation to 2006 bonus payments, the Mills Transferors and Mills Global agree to pay 9/12ths of the maximum bonus entitlement that each St. Enoch Employee is entitled to as of the Closing Adjustment Date and the parties acknowledge and agree that no Mills entity shall have any liability for any further discretionary bonus for 2006 that may be awarded after Closing).

(ii) The parties acknowledge and agree that the cessation of management services by Mills Global in relation to the St. Enoch Property and the commencement of the same service by Ivanhoe St. Enoch Manager will constitute a relevant transfer for the purposes of TUPE and, accordingly, that it will not operate so as to terminate the contracts of employment of any of the St. Enoch Employees. Such contracts shall be transferred to the Ivanhoe St. Enoch Manager pursuant to TUPE with effect from Closing.

(iii) The Mills Transferors undertake to the Ivanhoe Transferee:

A.	that the Mills Transferors and Mills Global have complied with, and shall up to and including Closing, comply with all of their obligations and those of any of their predecessors due to or in connection with the St. Enoch Employees or any body representing them (or any of the said obligations the Mills Transferors and/or Mills Global would have had under or in connection with such contracts but for TUPE);

B.

that without derogating from the provisions of Section 2.12(c)(i) above they have paid and shall pay all sums due to or in relation to the St. Enoch Employees up to and including Closing (whether arising under common law, statute, equity or otherwise) including all salaries, wages, bonus or commission, expenses, national insurance and pension contributions, liability to Taxes and other sums payable in respect of any period up to Closing provided, however, that all such amounts shall be apportioned as of the Closing Adjustment Date as provided in Section 2.3;

C.	that there are no sums owing to or from any St. Enoch Employee other than reimbursement of expenses for the current month, wages for the current salary period and holiday pay for the current holiday year;

D.	that Mills Global has complied and shall comply in all respects with its obligations under regulation 11 of TUPE;

E.	that Mills Global has complied and shall comply in all respects with its obligations under regulation 13 of TUPE (and that it has provided and shall provide to the Ivanhoe St. Enoch Manager or the Ivanhoe Transferee such information as the Ivanhoe St. Enoch Manager or the Ivanhoe Transferee may reasonably request in writing in order to verify such compliance);

F.	that Mills Global has not since August 21, 2006 altered and shall not alter (whether to take effect prior to, on or after Closing) any of the terms of employment or engagement of any of the St. Enoch Employees (without the prior written consent of the Ivanhoe Transferee);

G.	that Mills Global has not terminated and shall not terminate or take any steps to terminate the employment of any of the St. Enoch Employees (without the prior written consent of the Ivanhoe Transferee);

H.

that Mills Global has not and shall not transfer any of the St. Enoch Employees from working within the St. Enoch Business, it has not and shall not induce any St. Enoch Employee to resign his employment in the St. Enoch Business, and it has not and shall not agree to transfer any St. Enoch

Employee from the St. Enoch Business (in each case, without the prior written consent of the Ivanhoe Transferee);

I.	that Mills Global will not employ, engage or transfer any Person who is not a St. Enoch Employee to work in the St. Enoch Business without the prior written consent of the Ivanhoe Transferee; and

J.	that they will fully indemnify and keep indemnified the Ivanhoe Transferee and the Ivanhoe St. Enoch Manager against all Claims which the Ivanhoe Transferee and/or the Ivanhoe St. Enoch Manager may suffer, sustain, incur, pay or be put to by reason of:

(1)	any failure by the Mills Transferors or Mills Global to comply with their obligations under this Section 2.12(c); or

(2)	(without duplication of amounts adjusted for pursuant to Section 2.3) any Claims by or on behalf of any of the St. Enoch Employees arising from or in connection with their employment or its termination on or prior to Closing; or

(3)	any act or omission by the Mills Transferors or any of their Affiliates prior to Closing which, by virtue of TUPE, is deemed to be an act or omission of any Ivanhoe Transferee or the Ivanhoe St. Enoch Manager; or

(4)	any liability arising from any failure by Mills Global to comply with its obligations under regulation 13 of TUPE; or

(5)	any Claims against the Ivanhoe Transferee or the Ivanhoe St. Enoch Manager by a St. Enoch Employee whether before or after Closing connected to resignation due to the fact and effect of the transactions contemplated by this Agreement.

(iv) If any contract of employment not relating to the St. Enoch Employees has effect or is alleged to have effect as if originally made between any Ivanhoe Transferee or the Ivanhoe St. Enoch Manager and any Person as a result of the provision of TUPE or otherwise:

A.	the Ivanhoe Transferee and the Ivanhoe St. Enoch Manager may terminate such contract or agreement; and

B.	the Mills Transferors and Mills Global shall fully indemnify and keep indemnified the Ivanhoe Transferee and the Ivanhoe St. Enoch Manager against all Claims (including any liability to Taxes) that the Ivanhoe Transferee or the Ivanhoe St. Enoch Manager may suffer, incur, sustain, pay or be put to by reason of, on account of or arising out of such termination or in defending or settling any allegations that TUPE has had effect.

(v) Without prejudice to the other provisions of this Section 2.12(c), the Mills Transferors and Mills Global shall give the Ivanhoe Transferee and the Ivanhoe St. Enoch Manager such assistance as the Ivanhoe Transferee and the Ivanhoe St. Enoch Manager may reasonably require to contest any Claim by any Person employed or engaged in the St. Enoch Business at or prior to Closing or their representatives resulting from or in connection with this Agreement, subject always to the Mills Transferors’ obligations under the Data Protection Act 1998.

(vi) The Mills Transferors shall, upon request by the Ivanhoe Transferee and the Ivanhoe St. Enoch Manager, and at the Mills Transferors’ expense, subject to applicable law provide to the Ivanhoe Transferee and the Ivanhoe St. Enoch Manager such information or documents as the Ivanhoe Transferee and the Ivanhoe St. Enoch Manager may reasonably require relating to the terms of employment, pension and life assurance arrangements, health benefits, welfare or any other matter concerning any of the St. Enoch Employees or any trade union, employee representative or body of employees or their representatives or relating to collective agreements or collective or individual grievances in the period prior to the Closing.

(vii) The Ivanhoe Transferee undertakes to the Mills Transferors that it and the Ivanhoe St. Enoch Manager have complied with and shall comply in all respects with Regulation 13(4) of TUPE.

(viii) The Mills Transferors and Mills Global shall fully indemnify and keep indemnified the Ivanhoe Transferee and the Ivanhoe St. Enoch Manager against all Claims (including the cost of defending or settling such Claims) brought by or on behalf of any St. Enoch Employee who objects before Closing to the transfer of his employment by TUPE to the Ivanhoe St. Enoch Manager.

(ix) The Mills Transferors and Mills Global represent and warrant to the Ivanhoe Transferee and the Ivanhoe St. Enoch Manager that none of the St. Enoch Employees or any other employee of Mills Global shall be prevented or restricted in any way by any Mills Transferor or Mills Global (or any Affiliate thereof) from becoming an employee of the Ivanhoe St. Enoch Manager after Closing and carrying out any and all duties of that employment. The Mills Transferors and Mills Global hereby confirm that any payments received by any such employee in connection with the termination of his or her employment with Mills Global shall not be affected in any manner whatsoever by the subsequent employment of such employee by the Ivanhoe St. Enoch Manager. For greater certainty, the Mills Transferors and Mills Global agree that no such employee shall be required, and neither the Mills Transferors nor Mills Global (nor any Affiliate thereof) shall take any action to so require any such employee, to repay any payments received in connection with the termination of his or her employment.

(x) The Ivanhoe Transferee acknowledges that notwithstanding the provisions of Regulation 11 of TUPE, they have been provided with information about the St. Enoch Employees by the Mills Transferors in advance of Closing and that they have agreed with the Mills Transferors for the provision of additional information immediately after Closing and that as a result they accept that the Mills Transferors are not in breach of Regulation 11 and they will not take any steps to bring a claim against the Mills Transferors in terms thereof.

(d) General. The Mills Transferors shall cause Mills Global and Vaughan Mills Manager:

(i) to deliver on Closing, to the Ivanhoe Transferee, or as the Ivanhoe Transferee may direct, all records and documents (other than with respect to Excluded Management Assets) relating to the Mills Interests and/or the Properties (other than any records or documents in the possession of Mourant & Co. Secretaries Limited in the case of St. Enoch Trustee and the St. Enoch Trust), including without limitation all computer records, Leases, agreements to lease and agreements and correspondence with Tenants and prospective tenants, architectural and engineering plans, drawings and specifications relating to any of the Properties, all Contracts relating to any of the Properties and correspondence relating thereto and books of account maintained in respect of any of the Properties, which are in the possession or control of Mills Global and/or Vaughan Mills Manager; provided, however, that Mills Global and/or Vaughan Mills Manager may elect to retain notarial or other copies of such records, documents, and books of account, and the Ivanhoe Transferee shall produce at its offices for review by Mills Global and/or Vaughan Mills Manager the originals of such records, documents, and books of account whenever reasonably required to do so by Mills Global and/or Vaughan Mills Manager for the purpose of legal proceedings or dealings with any Governmental Authorities; and also to deliver on Closing all materials and supplies in the possession or control of either of them which have been paid for by any of the Joint Entities or by the Ivanhoe Transferee;

(ii) relinquish and cause its personnel to relinquish any signing authority that Mills Global and/or Vaughan Mills Manager or its personnel may have with respect to the Properties and/or any bank accounts relating thereto; and

(iii) provide reasonable assistance and information requested by the Ivanhoe Transferee in order to enable the smooth transition of management of the

Properties from Mills Global and/or Vaughan Mills Manager to the Ivanhoe Transferee or any other property manager appointed by the Ivanhoe Transferee.

(e) The obligation of the parties pursuant to this Section 2.12 shall survive, and shall not merge on, Closing.

3. Conditions. The Closing shall be subject to the satisfaction or waiver of the conditions set forth in this Section 3.

3.1. Mills Transferors Conditions. The following are conditions to the obligation of the Mills Transferors to close the Transactions:

(a) all of the representations and warranties of Ivanhoe II and Ivanhoe Newco contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date;

(b) on Closing, the full amount of the Balance shall have been paid in accordance with the provisions of this Agreement and the Ivanhoe Transferee shall have otherwise complied with or performed all of the other material terms, covenants and conditions of this Agreement to be complied with or performed by it;

(c) satisfaction of condition set forth in Section 3.2(c) herein; and

(d) on or before the Closing, the transactions contemplated under the Madrid Xanadu Agreements shall have been completed, provided that, if the reason for such condition not being satisfied is default by any Mills Entity under the Madrid Xanadu Agreements, this condition shall be deemed to have been satisfied.

The conditions contained in this Section 3.1 are intended solely for the benefit of the Mills Transferors. If any of the foregoing conditions is not satisfied on or prior to the Closing Date (or any earlier time, if such earlier time is specified in respect of such condition), the Mills Transferors shall have the right, in their sole and absolute discretion, to waive the condition in question and proceed to Closing hereunder or terminate this Agreement by delivering notice of such termination to the Ivanhoe Transferee and thereafter neither the Mills Transferors nor the Ivanhoe Transferee shall have any further rights or obligations under this Agreement, except for such rights and obligations which expressly survive the termination of this Agreement, unless the reason for the condition not being satisfied is a breach by the Ivanhoe Transferee of any its obligations under this Agreement or a representation and warranty made by the Ivanhoe Transferee being incorrect or inaccurate, in which case the provisions of Section 5 shall be applicable.

3.2. Ivanhoe Transferee Conditions. The following are conditions to the obligation of the Ivanhoe Transferee to close the Transactions:

(a) all of the Mills Transferors’ representations and warranties contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing Date;

(b) on Closing, the Mills Transferors shall deliver to the Ivanhoe Transferee the Mills Interests, subject only to the Permitted Encumbrances, the Mills Transferors shall have complied with Section 4.1 in all material respects, and each Mills Transferor shall have otherwise complied with or performed all of the other material terms, covenants and conditions of this Agreement to be complied with or performed by it;

(c) the Ivanhoe Transferee shall receive (or the Ivanhoe Transferee shall receive evidence that the St. Enoch Trustee has received) an acknowledgement from Deutsche Bank, the holder of the mortgage loan secured by the St. Enoch Property, that the applicable Ivanhoe Transferee satisfies all of the requirements for a “Permitted Investor” under the St. Enoch Debt Documents, which acknowledgement shall be satisfactory to the Ivanhoe Transferee in its sole and absolute discretion (the “DB Agreement”);

(d) on Closing, the Vaughan Mills Subject Assets shall be free and clear of all Encumbrances other than Permitted Encumbrances;

(e) on Closing, the Vaughan Mills Peripheral Property Subject Assets shall be free and clear of all Encumbrances other than Permitted Encumbrances; and

(f) on or before Closing the transactions contemplated under the Madrid Xanadu Agreements shall have been completed, provided that, if the reason for such condition not being satisfied is default by any Affiliate of the Ivanhoe Transferees under the Madrid Xanadu Agreements, this condition shall be deemed to have been satisified.

The conditions contained in this Section 3.2 are intended solely for the benefit of the Ivanhoe Transferee. If any of the foregoing conditions is not satisfied on or prior to the Closing Date (or an earlier time, if such earlier time is specified in respect of such condition), the Ivanhoe Transferee shall have the right, in its sole and absolute discretion, to waive the condition in question and proceed to the Closing hereunder or to terminate this Agreement by delivering notice of such termination to the Mills Transferors and, thereafter, neither the Mills Transferors nor the Ivanhoe Transferee shall have any further rights or obligations under this Agreement, except for such rights and obligations which expressly survive the termination of this Agreement, unless the reason for the condition not being satisfied is a breach by any Mills Transferors of any of their obligations under this Agreement or a representation or warranty made by such party being incorrect or inaccurate, in which case the provisions of Section 5 shall be applicable.

3.3. Commercially Reasonable Efforts. The Mills Transferors shall use their commercially reasonable efforts to cause all of the conditions set out in Section 3.1(d) and Sections 3.2(c) and (f) to be satisfied on or before the Scheduled Closing Date. Without limiting the foregoing, the Mills Transferors shall use their commercially reasonable efforts to obtain the consent of Goldman Sachs under the Goldman Loan Agreement. The Ivanhoe Transferee shall use its commercially reasonable efforts to obtain the DB Agreement and to cause all other conditions set out in Section 3.1(c) to be satisfied on or before the Scheduled Closing Date.

4. Closing. Unless this Agreement has been terminated in accordance with the terms hereof, the closing (the “Closing”) shall commence at 8:00 a.m. (Toronto time) on

October 5, 2006 (the “Scheduled Closing Date”) and shall be completed in accordance with the Closing Deliveries Escrow Agreement at the offices of the Purchaser’s Solicitors in Toronto, Ontario. Immediately prior to the commencement of the Closing (but on the Closing Date), the parties shall execute and deliver the Closing Deliveries Escrow Agreement.

4.1. Mills Transferors’ Deliveries. At the Closing, the Mills Transferors will deliver, or cause to be delivered, to the Closing Deliveries Escrow Agent, in accordance with the Closing Deliveries Escrow Agreement:

(a) VAUGHAN MILLS PROPERTY.

(i) a registrable transfer (other than land transfer tax affidavit(s)) of the undivided 50% co-ownership interest of Vaughan Advisory, in its capacity as sole trustee of the Vaughan Trust, in respect of the Vaughan Mills Property and, in its capacity as nominee for and on behalf of Vaughan Residual, in respect of the Vaughan Mills Peripheral Property, which transfer shall contain the statements contemplated by section 50(22) of the Planning Act (Ontario);

(ii) a beneficial transfer of land transferring the undivided 50% beneficial interest of the relevant Mills Transferors in the Vaughan Mills Property and the Vaughan Mills Peripheral Property;

(iii) a quitclaim by Mills Ontario Acquisitions LLC conveying their interest, if any, in the Vaughan Mills Property;

(iv) the Acknowledgment and Direction re: electronic registration of Transfer of the Vaughan Mills Property and Vaughan Mills Peripheral Property (with Planning Act (Ontario) statements), executed by Vaughan Advisory in its capacity as sole trustee of the Vaughan Trust, and by Vaughan Advisory in its capacity as nominee for and on behalf of Vaughan Residual;

(v) an application by Vaughan Advisory to amend the Section 118(LTA) Restriction;

(vi) the assignment and assumption of Vaughan Trust’s interest in the Vaughan Mills Building Lease, executed by Vaughan Advisory in its capacity as sole trustee of the Vaughan Trust;

(vii) the assignment and assumption of the Mills Transferors’ interests in those Contracts registered against the title to the Vaughan Mills Property and Vaughan Mills Peripheral Property, executed by Vaughan Advisory in its capacity as sole trustee of the Vaughan Trust, and by Vaughan Advisory in its capacity as nominee for and on behalf of Vaughan Residual;

(viii) the assignment and assumption of the Mills Transferors’ interests in Contracts not registered, executed by the relevant Mills Transferors;

(ix) registerable discharges of Encumbrances to be Discharged by the Mills Transferors (including the Co-Owner Cross Charge YR446819 from Ivanhoe II to Vaughan Advisory), executed by Vaughan Advisory in its capacity as sole trustee of the Vaughan Trust, and by Vaughan Advisory in its capacity as nominee for and on behalf of Vaughan Residual;

(x) a general conveyance executed by VMSCC in favour of Ivanhoe II in respect of all of the assets of VMSCC (other than the Building Lease);

(xi) the Mills VMSCC Inter-Corporate Loans Release;

(xii) a certified copy of a resolution of the board of directors of VMSCC approving the transfer of the Mills VMSCC Shares from Vaughan Advisory to Ivanhoe II;

(xiii) a certified copy of a resolution of the board of directors of Vaughan Advisory, as sole trustee of the Vaughan Trust, authorizing the transfer of the Mills VMSCC Shares to Ivanhoe II;

(xiv) a transfer of the Mills VMSCC Shares to Ivanhoe II;

(xv) resignations of the Vaughan Advisory director nominees to VMSCC;

(xvi) resignations of Vaughan Advisory officer nominees to VMSCC;

(xvii) all such other documentation reasonably required to transfer the Mills VMSCC Shares to the Ivanhoe Transferee;

(xviii) a general conveyance of the Mills Transferors’ interests (and those of any Affiliate of the Mills Transferors) in all other Vaughan Mills Subject Assets and Vaughan Mills Peripheral Property Subject Assets not otherwise specifically transferred in accordance with any other closing deliveries;

(xix) subject to Section 2.12 hereof, all consents and approvals from, and notifications to, any Third Parties required under the terms of any of the Leases, Encumbrances or Contracts relating to the Vaughan Mills Property, Vaughan Mills Peripheral Property or VMSCC in connection with the Transactions or the Closing;

(xx) an agreement terminating the Operative Agreements (other than the St. Enoch Trust Instrument), executed by the relevant Mills Transferors;

(xxi) an assignment of all of the Mills Transferors’ interests in any guarantees and warranties for the Vaughan Mills Property and Vaughan Mills Peripheral Property, executed by the relevant Mills Transferors;

(xxii) evidence of termination of all Vaughan Mills Employees by the Vaughan Mills Manager;

(xxiii) a certificate of good standing for Vaughan Advisory;

(xxiv) a certificate of status for Vaughan Residual;

(xxv) a certificate of status for VMSCC;

(xxvi) a certified copy of resolution of the board of directors of Mills Corp., approving the Agreement and the Transactions on behalf of Vaughan Advisory and Vaughan Residual pursuant to the unanimous shareholders agreements in effect for such companies as at the date hereof;

(xxvii) an assignment and assumption of Vaughan Mills Manager’s interest in Mills Service Contracts and Designated Contracts;

(xxviii) a Notice and Direction by Vaughan Mills Manager to Third Parties under Contracts;

(xxix) a Notice and Direction by Vaughan Mills Manager to Third Parties under title Contracts; and

(xxx) a Statutory Declaration of Vaughan Residual that it is not a non-resident as per Section 116 of the ITA.

(b) ST. ENOCH PROPERTY

(i) a stock transfer form (transfer of shares) in respect of St. Enoch Trustee executed by Mills UK in favour of Ivanhoe Newco or a Qualified Designee;

(ii) a unit transfer notice in respect of the transfer of the Mills Trust Units from St Enoch LLC to Ivanhoe Newco;

(iii) a resolution of St. Enoch Trustee regarding: (A) the transfer of the Mills Trustee Shares from Mills UK to Ivanhoe Newco or a Qualified Designee; and (B) the execution and delivery of all documentation in connection therewith to which St. Enoch Trustee is a party;

(iv) a resolution of St. Enoch Trustee regarding the transfer of the Mills Trust Units from St. Enoch LLC to Ivanhoe Newco;

(v) St. Enoch Trustee’s consent to the transfer of the Mills Trust Units from St Enoch LLC to Ivanhoe Newco;

(vi) directors’ resignation letters from the outgoing “A” directors of St Enoch Trustee;

(vii) an original unit certificate in respect of all Mills Trust Units;

(viii) an original share certificate in respect of all Mills Trustee Shares;

(ix) a deed of termination of: (A) joint venture agreement; and (B) deed of guarantee between Canada Inc., St Enoch LLC, St. Enoch Trustee, Mills UK, Ivanhoe and TMLP;

(x) a deed of termination of management agreement, development agreement and leasing agreement, between Mills Global and St. Enoch Trustee;

(xi) an assignment, by Mills UK in favour of Ivanhoe, of the promissory note issued by St. Enoch Trustee;

(xii) a discharge, executed by Mills Global as chargee in favour of the St. Enoch Trustee, as chargor, in respect of “Standard Security” granted by the St. Enoch Trustee in favour of Mills Global dated January 26, 2005; and

(xiii) an assignment and assumption of Mills Global’s interest in Mills Service Contracts and Designated Contracts executed by Mills Global.

(c) GENERAL.

(i) the Vaughan Mills Amended and Restated Licensing Agreement executed by TMLP;

(ii) the Master Agreement Amendment executed by Mills Corp. and TMLP;

(iii) a certificate, duly executed by the Mills Transferors, to the effect that the representations and warranties made by the Mills Transferors pursuant to the terms of this Agreement are true and correct in all material respects as of the Closing Date;

(iv) the JV Release executed by the Mills Transferors and Vaughan Mills Manager;

(v) the Management Termination and Release executed by VMSCC and the Vaughan Mills Manager;

(vi) originals of all Contracts, Leases and all documents relating to any of the Properties, to the extent they are in the possession or control of the Mills Transferors and/or any Affiliate of the Mills Transferors (it being agreed that any such

Contract, Lease or other documents shall be deemed to have been delivered in the event that on Closing it is located at a Property);

(vii) copies of all records (including computer records), documents, information and data (including computer data) relating to any of the Properties and/or any of the Joint Entities in the possession or control of the Mills Transferors and/or any Affiliate of the Mills Transferors, including without limitation, all title documents, accounting and payment records, records and files with respect to the Leases, the Contracts, relating to any of the Properties (it being agreed that any such Contract, Lease or other documents shall be deemed to have been delivered in the event that on Closing it is located at a Property);

(viii) copies of, and a complete list of, all Mills Service Contracts and Designated Contracts for each of the Properties or the Joint Entities with Third Parties (it being agreed that any such Mills Service Contracts or Designated Contracts shall be deemed to have been delivered in the event that on Closing, it is located at a Property);

(ix) an opinion of the Mills Transferors’ Ontario counsel addressed to the Ivanhoe Transferee and the Purchaser’s Solicitors, in form, scope and substance satisfactory to the Ivanhoe Transferee and the Purchaser’s Solicitors, acting reasonably, including, without limiting the generality of the foregoing: (A) Vaughan Residual is a corporation validly subsisting under the laws of the Province of Ontario; (B) Vaughan Residual has the necessary corporate power and authority, and the capacity, power and authority under the laws of the Province of Ontario, to own or lease its property, to execute and deliver this Agreement and all Closing Documents to which it is a party, and to perform its obligations thereunder; and (C) the execution and delivery by Vaughan Residual of this Agreement and all Closing Documents to which it is a party, and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of Vaughan Residual;

(x) an opinion of the Mills Transferors’ Virginia counsel addressed to the Ivanhoe Transferee, the Purchaser’s Solicitors and the Ivanhoe Transferee’s UK counsel, in form, scope and substance satisfactory to the Ivanhoe Transferee and its counsel, acting reasonably, including, without limiting the generality of the foregoing, opinions that: (A) Vaughan Trust is an irrevocable trust formed pursuant to the laws of the Commonwealth of Virginia; (B) Vaughan Advisory, as the sole trustee of the Vaughan Trust, has the necessary corporate power and authority, and the capacity, power and authority under the laws of the Commonwealth of Virginia, to own or lease its interest in the Vaughan Mills Property and own the Mills VMSCC Shares, to execute and deliver this Agreement and all Closing Documents to which it is a party, and to perform its obligations thereunder; and (C) the execution and delivery by Vaughan Advisory, in its capacity as sole trustee of the Vaughan Trust, of this Agreement and all Closing Documents to which it is a party, and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of Vaughan Advisory and by all necessary action under the Vaughan Trust Agreement;

(xi) an opinion of the Mills Transferors’ Delaware counsel addressed to the Ivanhoe Transferee, the Purchaser’s Solicitors and the Ivanhoe Transferee’s UK counsel, in form, scope and substance satisfactory to the Lender and its counsel, acting reasonably, including, without limiting the generality of the foregoing, opinions that: (A) St. Enoch LLC is a corporation validly subsisting under the laws of the State of Delaware; (B) St. Enoch LLC has the necessary corporate power and authority, and the capacity, power and authority under the laws of the State of Delaware, to own or lease its property, to execute and deliver this Agreement and all Closing Documents to which it is a party, and to perform its obligations thereunder; (C) the execution and delivery by St. Enoch LLC of this Agreement and all Closing Documents to which it is a party, and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of St. Enoch LLC; (D) Vaughan Advisory is a corporation validly subsisting under the laws of the State of Delaware; (E) Vaughan Advisory has the necessary corporate power and authority, and the capacity, power and authority under the laws of the State of Delaware, to act as trustee of the Vaughan Trust, to execute and deliver this Agreement and all Closing Documents to which it is a party, and to perform its obligations thereunder; (F) the execution and delivery by Vaughan Advisory of this Agreement and all Closing Documents to which it is a party, and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of Vaughan Advisory; (G) Mills UK is a corporation validly subsisting under the laws of the State of Delaware; (H) Mills UK has the necessary corporate power and authority, and the capacity, power and authority under the laws of the State of Delaware, to own or lease its property, to execute and deliver this Agreement and all Closing Documents to which it is a party, and to perform its obligations thereunder; and (I) the execution and delivery by Mills UK of this Agreement and all Closing Documents to which it is a party, and the performance of its obligations thereunder have been duly authorized by all necessary corporate action on the part of Mills UK;

(xii) the Closing Deliveries Escrow Agreement, executed by the Mills Transferors;

(xiii) the Escrowed Funds Agreement, executed by the Mills Transferors;

(xiv) relinquishment, as applicable, of any signing authority by Mills Global and/or Vaughan Mills Manager or its personnel with respect to the Properties and/or any bank accounts relating thereto;

(xv) the Assignment of Intellectual Property described in Section 2.4(a);

(xvi) evidence of the payment of the Aggregate Termination Payments;

(xvii) a direction re: funds;

(xviii) the Bulk Sales Act Indemnity duly executed by all of the parties thereto;

(xix) the TMLP Indemnity;

(xx) the undertakings to re-adjust the Purchase Price, in accordance with Sections 2.1(f), 2.2, 2.3 and 2.12(b) executed by the Mills Transferors and TMLP on a joint and several basis; and

(xxi) all other documents and deliveries which the Ivanhoe Transferee reasonably requests to give effect to the Transactions and to result in the complete transfer, assignment and conveyance of the Mills Assets by the Mills Transferors or Affiliates thereof to Ivanhoe II and/or any of its designated Qualified Designees, provided that any such other documents are not inconsistent with the other provisions of this Agreement.

All documentation, including in respect of the Vaughan Mills Pre-Closing Transaction, shall be in form and substance acceptable to the Purchasers’ Solicitors, and the solicitors for the Mills Transferors, each acting reasonably and in good faith.

4.2. Ivanhoe Transferee’s Deliveries. At the Closing, the Ivanhoe Transferee will deliver or cause to be delivered to the Closing Deliveries Escrow Agent, in accordance with the Closing Deliveries Escrow Agreement:

(a) VAUGHAN MILLS PROPERTY.

(i) the assignment and assumption of Vaughan Trust’s interest in the Vaughan Mills Building Lease, executed by Ivanhoe II;

(ii) the assignment and assumption of the Mills Transferors’ interests in those Contracts registered against the title to the Vaughan Mills Property and Vaughan Mills Peripheral Property, executed by Ivanhoe II;

(iii) the assignment and assumption of the Mills Transferors’ interests in Contracts not registered, executed by Ivanhoe II;

(iv) the conveyance, executed by VMSCC in favour of Ivanhoe II, in respect of all of the assets of VMSCC (other than the Building Lease);

(v) the agreement terminating the Operative Agreements (other than the St. Enoch Trust Instrument), executed by the relevant Ivanhoe Transferee;

(vi) the assignment and assumption of Vaughan Mills Manager’s interest in Mills Service Contracts and Designated Contracts, executed by Ivanhoe II;

(vii) a registerable discharge of the Co-Owner Cross Charge YR446818 in favour of Ivanhoe II;

(viii) a certificate of status for Ivanhoe II;

(ix) evidence of termination, by Ivanhoe II, of the Vaughan Mills Building Lease pursuant to Section 3.03 thereof;

(x) a release of Vaughan Advisory director nominees, executed by VMSCC and Ivanhoe II;

(xi) a release of Vaughan Advisory officer nominees, executed by VMSCC and Ivanhoe II;

(xii) the Mills VMSCC Directors and Officers Release;

(xiii) the GST Undertaking and Indemnity;

(xiv) the Vaughan Loan Documents Release, executed by Ivanhoe; and

(xv) evidence that Ivanhoe, in its capacity as lender under the Vaughan Loan Documents, has consented to the sale, assignment and transfer of the Vaughan Mills Property Subject Assets and the Vaughan Mills Peripheral Property Subject Assets referenced in Sections 2.1(a) and (b).

(b) ST. ENOCH PROPERTY.

(i) a stock transfer form (transfer of shares) in respect of St. Enoch Trustee executed by Ivanhoe in favour of Ivanhoe Newco or any Qualified Designee;

(ii) a resolution of the St. Enoch Trustee in respect of the transfer of the Mills Trust Units from St. Enoch LLC to Ivanhoe Newco;

(iii) a resolution of Ivanhoe Newco in respect of the transfer of Mills Trust Units from St. Enoch LLC to Ivanhoe Newco;

(iv) a St. Enoch Trustee consent to the transfer of the Mills Trust Units from St. Enoch LLC to Ivanhoe Newco, executed by the St. Enoch Trustee;

(v) directors’ resignation letters from the outgoing “B” directors of the St. Enoch Trustee;

(vi) appointments of the St. Enoch Trustee “A” directors and the St. Enoch Trustee “B” directors from Ivanhoe Newco or any Qualified Designee;

(vii) acceptance of appointment as director from incoming the St. Enoch Trustee “A” directors and the incoming the St. Enoch Trustee “B” directors;

(viii) a share certificate in respect of all of the “B” ordinary shares in the St. Enoch Trustee;

(ix) a deed of termination of: (A) joint venture agreement; (B) and deed of guarantee between Canada Inc., St. Enoch LLC, the St. Enoch Trustee, Mills UK, Ivanhoe and TMLP;

(x) a deed of termination of management agreement, development agreement and leasing agreement, between Mills Global and the St. Enoch Trustee;

(xi) the assignment, by Mills UK in favour of Ivanhoe, of the promissory note issued by the St. Enoch Trustee, executed by Ivanhoe;

(xii) a letter from Deutsche Bank waiving the breach of clause 21.15(b) of the facility agreement forming part of the St. Enoch Debt Documents and approving Ivanhoe Newco or any Qualified Designee as a “Permitted Investor” for the purpose of acquisition of the entire issued share capital in the St. Enoch Trustee;

(xiii) an accession letter, executed by Ivanhoe Newco or any Qualified Designee, in respect of the Investor Priority Agreement, dated January 31, 2005, in favour of Deutsche Bank;

(xiv) a process agent appointment, executed by Ivanhoe Newco and Paul, Hastings, Janofsky & Walker (Europe) LLP, in respect of the Investor Priority Agreement;

(xv) a process agent appointment, executed by any Qualified Designee and Paul, Hastings, Janofsky & Walker (Europe) LLP, in respect of the Investor Priority Agreement;

(xvi) the Security Interest Agreement re Mills Trustee Shares, between Ivanhoe Newco or any Qualified Designee and Deutsche Bank;

(xvii) the Security Interest Agreement re Mills Trust Units between Ivanhoe Newco and Deutsche Bank;

(xviii) a deed of release, executed by Ivanhoe as chargee in favour of the St. Enoch Trustee as charger, in respect of a floating charge dated January 31, 2005 between Ivanhoe and the St. Enoch Trustee;

(xix) the assignment and assumption of Mills Global’s interest in Mills Service Contracts and Designated Contracts executed by the Ivanhoe Transferee; and

(xx) the Mills St. Enoch Directors and Officers Release.

(c) GENERAL.

(i) the Vaughan Mills Amended and Restated Licensing Agreement, executed by Ivanhoe II;

(ii) the Master Agreement Amendment executed by Ivanhoe;

(iii) a certificate, duly executed by Ivanhoe II, to the effect that the representations and warranties made by Ivanhoe II pursuant to the terms of this Agreement are true and correct in all material respects as of the Closing Date;

(iv) the JV Release executed by Ivanhoe II;

(v) the Management Termination and Release executed by Ivanhoe II;

(vi) the Mills Licensing Agreement executed by Ivanhoe;

(vii) the Ivanhoe-TMLP Release executed by Ivanhoe II;

(viii) the Mills St. Enoch Trustee Directors Release;

(ix) the Ivanhoe Indemnity;

(x) the Ivanhoe VMSCC Mills Transferors Indemnity;

(xi) the undertaking to re-adjust the Purchase Price, in accordance with Sections 2.1(f), 2.2, 2.3 and 2.12(b), executed by the Ivanhoe Transferee and Ivanhoe on a joint and several basis;

(xii) the Closing Deliveries Escrow Agreement executed by the Ivanhoe Transferee;

(xiii) the Escrowed Funds Escrow Agreement executed by the Ivanhoe Transferee;

(xiv) payment of the Balance (less any Escrowed Amount) to the Mills Transferors, subject to the Closing Deliveries Escrow Agreement;

(xv) payment of the Escrowed Amount, if any, to the Escrowed Funds Escrow Agent;

(xvi) all other documents and deliveries which the Mills Transferors reasonably request to give effect to the Transactions and to result in the complete transfer, assignment and conveyance of the Mills Assets by the Mills Transferors or Affiliates thereof to Ivanhoe II and/or any of its designated Qualified Designees, provided that any such other documents are not inconsistent with the other provisions of this Agreement; and

(xvii) the Assignment of Intellectual Property described in Section 2.4(a).

All documentation, including in respect of the Vaughan Mills Pre-Closing Transaction, shall be in form and substance acceptable to the Purchasers’ Solicitors, and the solicitors for the Mills Transferors, each acting reasonably and in good faith.

5. Remedies.

(a) The parties hereto agree that if the Transactions are not completed due solely to the default of the Ivanhoe Transferee hereunder, notwithstanding any other provision of this Agreement, the Mills Transferors shall be entitled, as their sole remedy: (i) to terminate this Agreement, in which case the Ivanhoe Transferee shall not have any further liability or obligation to the Mills Transferors hereunder nor shall the Mills Transferors have any further liability or obligation to the Ivanhoe Transferee hereunder, except for such obligations (but not liabilities) of the parties respectively as are specifically stated to survive the termination of this Agreement; or (ii) alternatively, the Mills Transferors shall be entitled to seek the remedy of specific performance (but not damages in lieu of specific performance). Notwithstanding anything to the contrary in this Agreement, if the Mills Transferors have actual knowledge of any default by the Ivanhoe Transferee as of Closing and the Mills Transferors elect to close the Transactions pursuant to this Agreement, the Mills Transferors shall be deemed to have irrevocably waived such default and the Ivanhoe Transferee shall not have any liability with respect to such default.

(b) The parties hereto agree that if the Transactions are not completed due solely to the default of the Mills Transferors, the Ivanhoe Transferee shall be entitled to all remedies available at law and at equity, including, without limitation, specific performance or damages in lieu of specific performance. Notwithstanding the foregoing, if the sole reason for such default by the Mills Transferors is that a Third Party has initiated Unexpected Litigation Proceedings after the Cut-Off Date that prevent the Closing, or that result in an Encumbrance against the Mills Interests that, in either case, cannot be dismissed or discharged by the payment of monies into court or posting of security, the Ivanhoe Transferee shall be entitled, as its sole remedy, to either:

(i)	treat this Agreement as being in full force and effect and pursue only the remedy of specific performance against the Mills Transferors; provided, however that such remedy shall not be available to the Ivanhoe Transferee if the maximum amount required to cure such default exceeds $10,000,000, unless the Ivanhoe Transferee is willing, in lieu of requiring such default to be remedied, to accept a credit of $10,000,000 against the Purchase Price; if the Ivanhoe Transferee is willing to accept such credit against the Purchase Price, the parties shall be required to complete the Transactions without any further reduction of the Purchase Price as a result of any such default of the Mills Transferors and, upon such completion, the Ivanhoe Transferee shall be deemed to have irrevocably waived any such default by the Mills Transferors under this Agreement (and the Mills Transferors shall not have any liability with respect to such default); or

(ii)	terminate this Agreement, in which case the Mills Transferors shall not have any further liability or obligation to the Ivanhoe Transferee hereunder nor shall the Ivanhoe Transferee have any further liability or obligation to the Mills Transferors hereunder, except for such obligations (but not liabilities) of the parties respectively as are specifically stated to survive the termination of this Agreement.

“Unexpected Litigation Proceedings” means litigation proceedings in a court of competent jurisdiction that are commenced by a Third Party after the Cut-Off Date that (i) are not directly or indirectly attributable to any act or omission of any Mills Entity subsequent to the Cut-Off Date; and (ii) of which no Mills Entity has received written notice threatening such proceedings prior to the Cut-Off Date.

(c) Notwithstanding anything to the contrary in this Agreement, if any default by the Mills Transferors is Known by the Purchaser as of Closing but the Ivanhoe Transferee elects to complete the Transactions pursuant to this Agreement, the Ivanhoe Transferee shall be deemed to have irrevocably waived such default by the Mills Transferors hereunder and the Mills Transferors shall not have any liability with respect to such default; provided, however, that the foregoing shall not be applicable in the case of any breach of any of the Property Representations by any of the Mills Transferors; the Ivanhoe Transferee shall retain its right to bring post-Closing Claims in respect of any breaches in respect of any of the Property Representations, subject to the provisions of Section 2.8(f).

6. Press Releases. Each of the Ivanhoe Transferee and the Mills Transferors agrees that it will not (and will cause its Affiliates not to) issue any press release or advertisement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto, except to the extent required by law. If any of the Ivanhoe Transferee or the Mills Transferors (or any of their respective Affiliates) is required by law to issue such a press release or advertisement, at least one (1) Business Day prior to the issuance of the same, such party shall deliver a copy of the proposed press release or advertisement to the other party hereto for its review and approval. The provisions of this Section 6 shall survive, and shall not merge on, Closing.

7. Brokerage. Each of the Ivanhoe Transferee and the Mills Transferors represents and warrants to the other that it has not dealt with any broker other than JP Morgan Securities, Inc. and Goldman, Sachs & Co. (collectively, “Mills’ Broker”) in connection with the transactions contemplated by this Agreement, and agrees to indemnify, defend and hold the other harmless from and against any and all claims of all brokers and finders claiming by, through or under it and in any way related to this Agreement or the conveyance of the Mills Interests to the Ivanhoe Transferee, it being acknowledged that in the case of the Mills Transferors, the Mills’ Broker is claiming through them and the Mills Transferors shall indemnify, defend and hold the Ivanhoe Transferee harmless from and against any and all claims of the Mills’ Broker. Without limiting the foregoing, the Mills Transferors will be responsible for paying any amounts due to the Mills’ Broker in respect of the Transactions pursuant to separate agreements between the Mills Transferors (and/or any of their Affiliates) and the Mills’ Broker. The provisions of this Section 7 shall survive, and shall not merge on, Closing.

8. Damage, Destruction or Condemnation.

(a) Damage or Destruction. In the event of damage or destruction of either Property, or any portion thereof, prior to the Closing and damages to such Property exceed twenty-five percent (25%) of the Purchase Price allocated to such Property (the “Threshold Damage Amount”), the Ivanhoe Transferee shall have the right, exercisable by giving written notice to the Mills Transferors within five (5) days after receiving written notice of such damage or destruction, either: (i) to terminate this Agreement, in which event any other money or documents in escrow shall be returned to the party depositing the same, and neither party hereto shall have any further rights or obligations hereunder (except for such rights and obligations which specifically survive this Agreement), or (ii) to consummate the transactions contemplated by this Agreement, without any reduction in the Purchase Price, with the Property in its then-current condition and to receive (y) an assignment and assumption of any and all of the Mills Transferors’ rights to any insurance proceeds payable by reason of such damage or destruction and (z) a credit against the Purchase Price in an amount equal to the Mills Transferors’ proportionate share of the deductible under any applicable insurance policy and any other amount of such loss that is not covered by insurance. In the event any damage or destruction to the Property prior to the Closing is less than the Threshold Damage Amount, the Ivanhoe Transferee shall be deemed to have elected to proceed pursuant to clause (ii) above. In either event, if the Ivanhoe Transferee elects, or is required, to proceed under clause (ii) above, the Mills Transferors shall not compromise, settle or adjust any claims to such proceeds without the Ivanhoe Transferee’s prior written consent, which consent shall not be unreasonably withheld, and shall execute and deliver all documentation required by Ivanhoe II to give effect to the provisions of clause (ii) above. The provisions of this Section shall survive, and shall not merge on, Closing.

(b) Condemnation. In the event that prior to the Closing, more than twenty-five percent (25%) of either Property (the “Threshold Taking Percentage”) is taken by a public or governmental authority pursuant to its powers of eminent domain, the Ivanhoe Transferee shall have the right, exercisable by giving written notice to the Mills Transferors within five (5) days after receiving written notice of such taking, either: (i) to terminate this Agreement, in which event any money or documents in escrow shall be returned to the party depositing the same, and neither party hereto shall have any further rights or obligations hereunder (except for such rights and obligations which specifically survive this Agreement), or (ii) to consummate the transactions contemplated by this Agreement, without any reduction in the Purchase Price, with the Property in its then-current condition and to receive an assignment and assumption of any and all of the Mills Transferors’ rights to any condemnation award or proceeds payable by reason of such taking. In the event any such taking prior to the Closing is less than the Threshold Taking Percentage, the Ivanhoe Transferee shall be deemed to have elected to proceed pursuant to clause (ii) above. In either event, if the Ivanhoe Transferee elects, or is required, to proceed under clause (ii) above, the Mills Transferors shall not compromise, settle or adjust any claims to such award without the Ivanhoe Transferee’s prior written consent, which consent shall not be unreasonably withheld or delayed and shall execute and deliver all documentation required by the Ivanhoe Transferee to give effect to the provisions of clause (ii) above. The provisions of this Section shall survive, and shall not merge on, Closing.

As used in this Article 8, the term “Property” means either (i) the St. Enoch Property, or, (ii) the Vaughan Mills Shopping Centre.

9. Profit Participation. If the Ivanhoe Transferee or any of its Affiliates, individually or collectively, completes a transfer of more than twenty-five percent (25%) of the direct or indirect interests in either the Vaughan Mills Property or the St. Enoch Property to any entity that is not an Affiliate of Ivanhoe, whether in a single transaction or through a series of transactions, within the period of twelve (12) months following the Closing (a “Subsequent Transfer”), then the Ivanhoe Transferee shall pay to the Mills Transferors seventy-five percent (75%) of the Profit received in respect of such Subsequent Transfer(s). The Ivanhoe Transferee shall deliver to the Mills Transferors an accounting of the consideration received by it or its Affiliates and the resulting Profit in respect of any Subsequent Transfer and shall make such payment(s) of Profit to the Mills Transferors, in each case, within five (5) Business Days after the completion of the Subsequent Transfer. If the Ivanhoe Transferee fails to make any such payment within such period, then the Ivanhoe Transferee shall also pay to the Mills Transferors an amount equal to interest at the Applicable Rate on the amount unpaid, computed from such date the payment was due to and including the date of payment. For greater certainty, it is confirmed that (i) the provisions of this Section 9 shall not be applicable in respect of any transfer by the Ivanhoe Transferee or any of its Affiliates of any of its direct or indirect interests in either the Vaughan Mills Property or the St. Enoch Property that is completed at any time following the first anniversary of the Closing, and (ii) any transfer of the Vaughan Mills Peripheral Property, or any part thereof, is not a Subsequent Transfer. The provisions of this Section 9 shall survive, and shall not merge on, Closing.

10. Indemnification Mechanics

10.1. In the case of any Claim asserted by a Third Party against any party hereto (the “Indemnitee”), which Claim is subject to indemnification by any other party hereunder (the “Indemnitor”), including, without limitation, any Claim by a Governmental Authority or any request by such Governmental Authority to audit or otherwise inquire into or examine any matters as to which such a Claim arises hereunder, but excluding any Claim in respect of any liability or expense that is to be dealt with pursuant to Section 2.3 hereof, (a “Third-Party

Claim”) the Indemnitee shall notify the Indemnitor promptly after Indemnitee has actual knowledge of any such Third-Party Claim as to which indemnity may be sought (provided that failure to so notify shall not affect the Indemnitor’s obligations hereunder, except that its indemnification obligation may be reduced to the extent such delay prejudices the defence of the Third-Party Claim or increases the amount of liability or the cost of the defence). The Indemnitee shall permit the Indemnitor, at the sole expense of the Indemnitor, to assume the defence of any such Third-Party Claim, provided that: (i) the Indemnitor gives written notice to the Indemnitee not later than 15 Business Days after receipt of the notice of such Third-Party Claim (or such shorter period, if any, as is reasonably specified in the Indemnitee’s notice, if such shorter period is necessary in the circumstances to avoid prejudice to the defence of the Third-Party Claim) that it shall assume such defence and agrees that it is responsible to indemnify the Indemnitee for such Third-Party Claim; and (ii) notwithstanding such assumption of the defence, the Indemnitee may participate in such defence, at the Indemnitee’s sole expense. Upon the assumption of control of such defence, the Indemnitor shall proceed diligently to deal with the Third-Party Claim to its conclusion, at its sole expense, including, if necessary, employment of legal counsel and other experts acceptable to the Indemnitee, acting reasonably.

10.2. The Indemnitee shall have the right to participate, at its own expense, in the negotiation, settlement or defence of any Third-Party Claim and no Third-Party Claim shall be settled, compromised or otherwise disposed of without the prior written consent of the Indemnitee, such consent not to be unreasonably withheld or delayed. If the Indemnitor elects to assume control of the Third-Party Claim as contemplated by Section 10.1, the Indemnitee shall not pay, or permit to be paid, any part of the Third-Party Claim unless the Indemnitor consents in writing to such payment, or the Indemnitor subject to the last sentence of this Section 10.2, withdraws from the defence of such Third-Party Claim or a final judgment from which no appeal may be taken by or on behalf of the Indemnitor is entered against the Indemnitee in respect of such Third-Party Claim. The Indemnitee agrees that in any event it will not, (a) consent to entry of any judgment or enter into any settlement that provides for injunctive or other non-monetary relief against Indemnitee, or (b) pursue any course of defense of any such Third-Party Claim if the Indemnitee shall reasonably and in good faith determine that the conduct of such defense could be expected to adversely affect in any material respect the Indemnitee or any of its Affiliates, or the use of the Property. Notwithstanding the foregoing, if the Indemnitor obtains and desires to accept from a party to any such Third-Party Claim an offer to settle the Third-Party Claim solely for an amount certain that the Indemnitee is not willing to accept, then the Indemnitee agrees that if requested by the Indemnitor, the Indemnitee will, at its sole expense, assume defence of such Third-Party Claim and thereafter the Indemnitor’s obligation with respect to such Third-Party Claim shall not exceed the costs of defense then incurred and the dollar amount of the settlement the Indemnitor proposed to accept immediately prior to such assumption by the Indemnitee, it being agreed between the Indemnitee and Indemnitor that the Indemnitee will pay any greater amounts owing and bear any other impositions in excess of those contemplated in the proposed settlement arrangement.

10.3. If the Indemnitor does not accept the defence of any matter as provided in Section 10.1, the Indemnitee shall have the full right to defend against any such Third-Party Claim and shall be entitled to settle or agree to pay in full such Third-Party Claim, in its sole and absolute discretion, and any settlement or any other final determination of the Third-Party Claim shall be binding upon the Indemnitor, provided that: (i) the Indemnitor shall have the right to participate, at its own expense, in the negotiation, settlement or defence of any such matter if (and only if) such participation does not unreasonably delay the Indemnitee’s dealing with such matter, and (ii) no Third-Party Claim shall be settled, compromised or otherwise disposed of by the Indemnitee without the prior written consent of the Indemnitor unless such consent is unreasonably withheld or delayed. If the Indemnitor fails to defend or, if after commencing or undertaking such defence, fails to prosecute or withdraws from such defence, the Indemnitee shall have the right to undertake the defence or settlement thereof, subject to the last sentence of Section 10.2, if applicable.

10.4. In any event, the Indemnitor and Indemnitee shall cooperate in the defence of any Third-Party Claim and each agrees to make its records available to the other with respect to such defence as reasonably requested and to the extent doing so does not compromise any claim of privilege or any other defence available to it.

10.5. The provisions of this Section 10 shall survive, and shall not merge on, Closing.

11. General.

11.1. Headings. Paragraph headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement.

11.2. Entire Agreement. This Agreement includes the Schedules attached hereto. This Agreement and the documents referred to herein or executed concurrently herewith constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no prior agreements, understandings, restrictions, warranties or representations among the parties with regard thereto.

11.3. Governing Law.

(a) This Agreement and the Closing Documents shall be governed by and construed in accordance with the laws of Ontario except that (i) the provisions of Section 2.12(c)(ix) shall be governed by and construed in accordance with English law and (ii) the Closing Documents which relate only to the Mills Interests in respect of the St. Enoch Property shall be governed by the laws of the jurisdiction which governs the Mills Trust Units.

(b) Any legal suit, action or proceeding against any of the Mills Transferors or the Ivanhoe Transferee arising out of or relating to this Agreement may be instituted in any court in Ontario. The parties hereto hereby (i) irrevocably waive to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum, and (ii) irrevocably submit to the jurisdiction of any such court in any such suit, action or proceeding.

11.4. Amendment and Waiver. Neither this Agreement, nor any of the provisions hereof, may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

11.5. Addresses. Any notice, request, consent, acceptance, waiver or other communication required or permitted to be given under this Agreement (the “Notice”) shall be in writing and shall be given by delivery or telecopy addressed or sent as set out below:

The addresses for notices are as follows:

If to the Mills	c/o The Mills Corporation
Transferors:	5425 Wisconsin Avenue, Suite 500
Chevy Chase, Maryland 20815
Attention: Mr. Greg Neeb
Telecopy: (301) 968-7270

with a copy to:	The Mills Corporation
5425 Wisconsin Avenue, Suite 500
Chevy Chase, Maryland 20815
Attention: Mark C. Dorigan, Esq.
Telecopy: 301-968-7270

and with a copy to:	Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention: Eugene A. Pinover, Esq.
Telecopy: 212-728-9254

If to the Ivanhoe	c/o Ivanhoe Cambridge
Transferee:	Centre CDP Capital
1001, Square Victoria
Suite C500
Montreal (Quebec)
Canada H2Z 2B5
Attention: Mr. Paul S. Chehab
Telecopy: 514-841-7782
- and –

c/o Ivanhoe Cambridge
300-95 Wellington Street West
Toronto, ON M5J 2R2
Attention: Mr. John Comery
Telecopy: 416-369-3337

with a copy to:	Davies Ward Phillips & Vineberg LLP
1 First Canadian Place
44th Floor
Toronto, Ontario M5X 1B1
Attention: Greg Howard
Telecopy: 416-863-0871

Any Notice which is delivered or is sent by telecopy in accordance with the foregoing shall be deemed to have been validly and effectively given and received on the date it is delivered or sent, unless it is delivered or sent after 5:00 p.m. on any given day or on a day which is not a Business Day, in which case it shall be deemed to have been validly and effectively given and received on the Business Day next following the day it was delivered or sent, provided that in the case of a Notice sent by telecopy it shall not be deemed to have been sent unless there has been confirmation of transmission. By giving to the other party at least three Business Days’ prior Notice, either party may, at any time and from time to time, change its address for delivery or communication for the purposes of this Section 11.5.

11.6. Validity. In the event that any provision of this Agreement shall be held to be invalid or unenforceable, the same shall not affect in any respect whatsoever the validity or enforceability of the remainder of this Agreement, unless such provision is of fundamental importance to one or more of the parties.

11.7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. None of the parties to this Agreement shall be entitled to assign its interests in this Agreement without the prior written consent of the other parties hereto, which consent may be unreasonably and arbitrarily withheld; provided that each of Ivanhoe II and Ivanhoe Newco may assign all or any part of its interest in this Agreement and/or designate any one or more Persons to whom the Mills Transferors shall assign their respective interest in the Mills Interests without consent of any parties hereto; provided, however, that (i) each such assignee and designee shall be a Qualified Designee and (ii) no such assignment or designation shall release Ivanhoe II and Ivanhoe Newco from any of their obligations hereunder.

11.8. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same agreement.

11.9. Survival. Except as expressly set forth herein, the provisions of this Agreement shall not survive the Closing Date and the transfer by the Mills Transferors of the Mills Interests to the Ivanhoe Transferee.

11.10. Further Assurances. Each party hereto agrees to do all acts and things and to make, execute and deliver such written instruments as shall from time to time be reasonably required to carry out the terms and provisions of this Agreement.

11.11. Construction. The Ivanhoe Transferee and the Mills Transferors acknowledge that each party and its counsel have reviewed and drafted this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement or any other document executed and delivered by any party in connection with the transactions contemplated by this Agreement.

11.12. Miscellaneous. The Schedules attached to this Agreement are a part of this Agreement.

11.13. Planning Act (Ontario). This Agreement and the transfer of the Vaughan Mills Property are subject to compliance, as applicable, with Section 50 of the Planning Act (Ontario).

11.14. Bulk Sales Act. The Ivanhoe Transferee agrees that it shall not require that the Mills Transferors comply with the requirements of the Bulk Sales Act, even if it is applicable in respect of the Transactions, provided that on Closing the Mills Transferors and TMLP execute and deliver the Bulk Sales Indemnity pursuant to which they jointly and severally agree to indemnify, save harmless and defend the Ivanhoe Transferee from and against all Claims they may suffer or incur as a result of or arising out of such non-compliance by Mills Transferors. This Section shall survive, and shall not merge on, Closing.

11.15. Consent to Transfer. The Mills Transferors hereby consent to any transfer, whether such transfer has occurred before or will occur after the execution hereof, by Canada Inc. of its shares in the St. Enoch Trustee to one or more individuals or other Persons who are Qualified Designees and waive any right that they might have pursuant to the Operative Agreements in respect of any such transfers.

11.16. Tender, Solicitors as Agents. Any tender may be made, in the case of tender upon the Ivanhoe Transferee, upon the Purchaser’s Solicitors at their offices in Toronto, Ontario and, in the case of tender upon the Mills Transferors, upon their Ontario Solicitors, Goodman & Carr, LLP, at their offices in Toronto, Ontario. Notices permitted, required or contemplated by this Agreement may be given or delivered by the Purchaser’s Solicitors, on behalf of the Ivanhoe Transferee, and by Willkie Farr & Gallagher LLP on behalf of any of the Mills Transferors.

11.17. Currency. All references to currency in this Agreement shall be deemed to be references to United States dollars, unless otherwise provided herein.

11.18. Time of the Essence. Time shall be of the essence of this Agreement. If anything herein is to be done on a day which is not a Business Day, the same shall be done on the next succeeding Business Day.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

VAUGHAN MILLS IRREVOCABLE GRANTOR TRUST

by	VAUGHAN MILLS ADVISORY SERVICES, INC., as Trustee

	by	/s/ Richard J. Nadeau
		Name:	Richard J. Nadeau
		Title:	Executive Vice President and Chief Financial Officer

I have authority to bind the Trust.

VAUGHAN MILLS ADVISORY SERVICES, INC.

/s/ Richard J. Nadeau
Name:	Richard J. Nadeau
Title:	Executive Vice President and Chief Financial Officer

I have authority to bind the Corporation.

VAUGHAN MILLS RESIDUAL, INC.

by	/s/ Richard J. Nadeau
	Name:	Richard J. Nadeau
	Title:	Executive Vice President and Chief Financial Officer

I have authority to bind the Corporation.

ST. ENOCH, L.L.C.

by:	Mills Hotel Investments of UK, L.L.L., its Manager

by:	The Mills Limited Partnership, its Manager

by:	The Mills Corporation, its General Partner

	by:	/s/ Richard J. Nadeau
		Name:	Richard J. Nadeau
		Title:	Executive Vice President and Chief Financial Officer

I have authority to bind the Corporation.

MILLS GLOBAL INVESTMENTS OF UK, L.L.C.

by:	The Mills Limited Partners, its Manager

by:	The Mills Corporation, its General Partner

	by:	/s/ Richard J. Nadeau
		Name:	Richard J. Nadeau
		Title:	Executive Vice President and Chief Financial Officer

I have authority to bind the Corporation.

MILLS GLOBAL SERVICES OF UK LIMITED

by	/s/ Peter Todd
	Name:	Peter Todd
	Title:	Managing Director

I have authority to bind the Corporation.

IVANHOE CAMBRIDGE II INC.

by	/s/ Kim D. McInnes
	Name:	Kim D. McInnes
	Title:	Executive Vice President and Chief Operating Officer

/s/ John Wm. Comery
	Name:	John Wm. Comery
	Title:	Vice President and Assistant General Counsel

I/We have authority to bind the Corporation.

4352769 CANADA INC.

by	/s/ Kim D. McInnes
	Name:	Kim D. McInnes
	Title:	Executive Vice President and Chief Operating Officer

/s/ John Wm. Comery
	Name:	John Wm. Comery
	Title:	Vice President and Assistant General Counsel

I/We have authority to bind the Corporation.

SCHEDULES

Schedule	Description

Schedule A	Legal description of Vaughan Mills Property

Schedule B	Legal description of Vaughan Mills Residual Property

Schedule C	Legal description of St. Enoch Property

Schedule D	List of Mills Service Contracts and Designated Contracts

Schedule E	List of Employees and Job Titles

Schedule F	St. Enoch Property Management Arrangements

Schedule G	List of Inter-Company Loans

Schedule H	Purchase Price Allocation

Schedule I	Disclosure Schedule

Schedule J	Schedule of Intellectual Property

Schedule K-1	Mills St. Enoch Trustee Directors

Schedule K-2	Mills VMSCC Directors and Officers

Schedule L	St. Enoch Employment Provision

Schedule M	List of Operative Agreements

Schedule N	List of Chattels

Schedule O	List of Certain Permitted Encumbrances

Schedule P	List of Excluded Management Assets

Schedule Q	Form of Vaughan Mills Amended and Restated Licensing Agreement

Schedule R	Form of Master Agreement Amendment

Schedule S	Form of Assignment of Intellectual Property

Schedule T	Form of Escrowed Funds Agreement

The registrants undertake to furnish supplementally a copy of any of the schedules listed above to the Commission upon request.